UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to § 240.14a-12

W. P. Carey Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 28, 2016

Notice of Annual Meeting of Stockholders
To Be Held Thursday, June 16, 2016

Dear W. P. Carey Inc. Stockholder:

              The 2016 Annual Meeting of Stockholders of W. P. Carey Inc. will be held at the offices of DLA Piper LLP, 1251 Avenue of the Americas, 27th Floor, New York, NY 10020 on Thursday, June 16, 2016 at 1:30 p.m. for the following purposes:

    •
    Election of twelve Directors for 2016;

    •
    Consideration of an advisory vote on executive compensation;

    •
    Ratification of the appointment of PricewaterhouseCoopers LLP as W. P. Carey Inc.'s Independent Registered Public Accounting Firm for 2016; and

    •
    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

              Only stockholders who owned stock at the close of business on April 13, 2016 are entitled to vote at the meeting. W. P. Carey Inc. mailed the attached Proxy Statement, proxy card and its Annual Report to stockholders on or about May 4, 2016.

By Order of the Board of Directors

SUSAN C. HYDE Managing Director and Secretary

Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your previously submitted proxy and vote in person.

Important Notice Regarding Availability of Proxy Materials
For the 2016 Annual Meeting of Stockholders to Be Held on June 16, 2016

This Proxy Statement and the Annual Report to Stockholders
are available at www.proxyvote.com.

i

W. P. CAREY INC.

PROXY STATEMENT
APRIL 28, 2016

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey Inc., a Maryland corporation, for use at its annual meeting of stockholders (the "Annual Meeting") to be held at the offices of DLA Piper LLP, 1251 Avenue of the Americas, 27th Floor, New York, NY 10020 on Thursday, June 16, 2016 at 1:30 p.m., and any adjournment or postponement thereof. As used herein, "W. P. Carey," the "Company," "we," "our," and "us" refer to W. P. Carey Inc. and include W. P. Carey Inc.'s affiliates and subsidiaries and its predecessor, W. P. Carey & Co. LLC, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey are sending you this Proxy Statement and enclosed proxy card.

Who is entitled to vote?

W. P. Carey's stockholders as of the close of business on April 13, 2016, which is the Record Date, are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares, either by attending the Annual Meeting, by telephone, through the Internet, or by mail, by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in "street name" through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a stockholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR the advisory vote related to executive compensation in Proposal Two, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal Three, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy card even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey's Secretary or submitting a new proxy card, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey had 104,867,462 shares of its Common Stock outstanding and entitled to vote. Every stockholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

How many votes are required at the Annual Meeting for stockholder approval of the different proposals?

Assuming a quorum is present, with respect to the election of Directors in Proposal One, each share may be voted for as many individuals as there are Directors to be elected. A majority of the total votes cast for a nominee by the stockholders, in person or by proxy, is necessary for the election of a Director. With respect to the advisory vote related to executive compensation in Proposal Two, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, is necessary for approval. Although the vote on Proposal Two is non-binding, the Board will review and consider the outcome of the vote when making future decisions on executive compensation. With respect to Proposal Three, the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, is necessary for approval. Abstentions, as well as broker "non-votes," which arise when a broker cannot vote on a particular matter because the matter is not considered to be routine under applicable regulations and the beneficial owner of the shares has not given instructions to the broker as required to enable the broker to vote, are each counted for quorum purposes but are not counted as votes for or against any matter under state law. For these reasons, for any matter before the stockholders at the Annual Meeting, abstentions and broker "non-votes" have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on any stockholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp., or CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Broadridge Investor Communication Solutions, Inc., to assist in the solicitation of proxies for a fee estimated to be $35,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

              At the Annual Meeting, you and the other stockholders will elect twelve Directors, each to hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Company's Board of Directors (the "Board") may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.

              The Company's Amended and Restated Articles of Incorporation (the "Articles") state that the number of seats constituting the entire Board should be twelve, which number may be increased or decreased only by the Board pursuant to the Company's Amended and Restated Bylaws (as amended, the "Bylaws"). The Bylaws state that the number of Directors may be no more than twenty-five and no less than the minimum number required by the Maryland General Corporation law, with the exact number of seats to be determined from time to time by the Board. Upon the resignation of Mr. Trevor P. Bond from the Board in February 2016, the Board determined to reduce the number of seats from thirteen to twelve, and there are currently twelve Directors on the Board.

Nominees for the Board of Directors

              Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. All of the nominees for the twelve seats are currently members of the Board. Detailed biographical and other information on each nominee for election as a Director is provided below. Following each nominee's biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person or by proxy, is required to elect each nominee.

NATHANIEL S. COOLIDGE*
AGE: 77
Director Since: 2002

              Mr. Coolidge has served as Chairman of the Investment Committee since January 2006, having served as a member of that Committee since December 2002. Mr. Coolidge, a former Senior Vice President of John Hancock Mutual Life Insurance Company ("John Hancock"), retired in 1996 after 23 years of service. From 1986 to 1996, he headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments and private equity portfolio, after having served as Second Vice President and Senior Investment Officer from 1973 to 1986. Mr. Coolidge joined the New England Merchants National Bank in Boston, Massachusetts in 1964 and served as Commercial Lending Officer from 1966 to 1973. He is a graduate of Harvard University and served as a U.S. Naval officer. Mr. Coolidge brings to the Board over 40 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

MARK J. DECESARIS
AGE: 57
Director Since: 2012

              Mr. DeCesaris was appointed as Chief Executive Officer of W. P. Carey in February 2016. He was appointed to the Board in July 2012, when he announced his intention to resign as the Company's Chief Financial Officer, which occurred in March 2013, and served as Chairman of the Technology Committee from March 2013 to April 2016, when it was disbanded. He has also served as Chief Executive Officer and President of Corporate Property Associates 17 – Global Incorporated ("CPA®:17 – Global") and Corporate Property Associates 18 – Global Incorporated ("CPA®:18 – Global" and, together with CPA®:17 – Global, the "CPA® REITs"), two publicly owned, non-traded real estate investment trusts, or REITs, sponsored by the Company that invest primarily in commercial properties net leased to single tenants, since February 2016 and as a Director of each since March 2016. Mr. DeCesaris has served as Chairman of the Board of Directors and Chief Executive Officer of Carey Watermark Investors Incorporated ("CWI 1") and Carey Watermark Investors 2 Incorporated ("CWI 2" and, together with CWI 1 and the CPA® REITs, the "Managed REITs"), which are publicly owned, non-traded REITs sponsored by the Company that invest in lodging properties, since April 2016. He has also served as Chief Executive Officer of Carey Credit Income Fund, a business development company, or BDC, which is the

*
Independent Director

master fund in a master/feeder fund structure ("CCIF" and, together with its two feeder funds, Carey Credit Income Fund – I and Carey Credit Income Fund 2016 T, the "Managed BDCs," which are referred to in this Proxy Statement, collectively with the Managed REITs, as the "Managed Programs"), since February 2016 and has served on the Board of Trustees of each of the Managed BDCs since March 2016. Mr. DeCesaris had previously served as Chief Financial Officer of W. P. Carey and CPA®:17 – Global from July 2010 to March 2013, of CPA®:18 – Global from September 2012 to March 2013, and of CWI 1 from March 2008 to March 2013. Before joining W. P. Carey, from March 2003 to December 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where he oversaw the integration of acquisitions and developed and implemented a shared service organization to reduce annual operating costs. From August 1999 to March 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From October 1994 to August 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, earning his Certified Public Accountant license in 1983. Mr. DeCesaris graduated from King's College in Wilkes-Barre, Pennsylvania with a B.S. in Accounting and a B.S. in Information Technology. He currently serves on the following boards: King's College since October 1999, the Denver Mile High Youth Corps since August 2013, Petroleum Service Co. since January 2009, and Mountain Productions, Inc. since June 2012. He was appointed as a trustee of the W. P. Carey Foundation, a private U.S. foundation incorporated in 1990 by the Company's founder, Wm. Polk Carey, which has a twenty-five year tradition of focused philanthropy, in March 2016. He is a member of the American Institute of Certified Public Accountants. As the Company's current Chief Executive Officer and former Chief Financial Officer, Mr. DeCesaris brings to the Board a deep understanding of our business as well as his extensive knowledge of accounting matters generally and, as our Chief Executive Officer, makes information and insight about the Company's business directly available to the Directors in their deliberations.

BENJAMIN H. GRISWOLD, IV*
AGE: 75
Director Since: 2006

              Mr. Griswold currently serves as Non-Executive Chairman of the Board, having previously served as Lead Director from July 2010 to January 2012. He has also served as Chairman of the Executive Committee since June 2014. Mr. Griswold is a partner and Chairman of Brown Advisory Inc., a Baltimore-based firm providing asset management and strategic advisory services in the United States and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967 and became a partner of the firm in 1972. He headed the company's research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984 and became Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is currently a member of the board of Flowers Foods, and he served on the board of Stanley Black & Decker from March 2010 to April 2016. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves as an Emeritus Trustee of Johns Hopkins University, and he heads the endowment board of the Baltimore Symphony Orchestra. He received his B.A. from Princeton University and his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board almost 50 years of experience in the investment business, first as an investment banker (38 years) and then as an investment advisor (11 years). He has extensive experience with and understanding of capital markets as well as

*
Independent Director

security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

AXEL K.A. HANSING*
AGE: 73
Director Since: 2011

              Mr. Hansing is a Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for the origination, execution, and monitoring of investments. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London) and head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and he spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School. He has served as a member of the Investment Committee since September 2008. Mr. Hansing brings to the Board over 40 years of experience in international corporate real estate and investment banking, including private equity investment both as a general partner and a limited partner.

JEAN HOYSRADT*
AGE: 65
Director Since: 2014

              Ms. Hoysradt has served as Vice Chairman of the Investment Committee since June 2015, having served as a member of the Committee since January 2011. Ms. Hoysradt served as Chief Investment Officer of Mousse Partners Limited, a leading private investment office based in New York, from April 2001 to December 2015. She served as Senior Vice President and head of the Investment and Treasury Departments at New York Life Insurance Company from 1991 to 2000 and previously held positions in investment banking and investment management at Manufacturers Hanover, First Boston, and Equitable Life. A graduate of Duke University, Ms. Hoysradt also holds an M.B.A. from the Columbia University School of Business. She is a member of Duke University Management Company's Board of Directors and Chair of its Audit Committee. Ms. Hoysradt brings to the Board many years of real estate, private equity, and investment expertise, along with domestic and international experience, which have been great assets to the Investment Committee for the past five years.

DR. RICHARD C. MARSTON*
AGE: 73
Director Since: 2011

              Dr. Marston was appointed as the Chairman of the newly formed Finance and Strategic Planning Committee in April 2016, after having served as the Chairman of the Nominating and Corporate Governance Committee from June 2015 through that date. Dr. Marston is the James R.F. Guy Professor of Finance and Economics at the Wharton School of the University of Pennsylvania, having joined the faculty of the University in 1972. He holds degrees from Yale College (summa cum laude), Oxford University (where he was a Rhodes Scholar), and Massachusetts Institute of Technology (PhD) and has been awarded numerous honors, fellowships, and grants throughout the United States, Europe, and Asia. Dr. Marston has been a consultant on foreign exchange and international finance to government agencies like the U.S. Treasury, the Federal Reserve, and the International Monetary Fund and has advised firms such as Citigroup, JP Morgan, and Morgan Stanley on investment policy. He currently serves as an advisor to several family offices. He has served as a member of the Investment Committee since September 2010. Dr. Marston brings to the Board over four decades of financial and economic industry experience.

*
Independent Director

ROBERT E. MITTELSTAEDT, JR.*
AGE: 72
Director Since: 2007

              Mr. Mittelstaedt has served as the Chairman of the Compensation Committee since June 2012, having served as a member of the Committee since June 2011. He also serves on the boards of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Mr. Mittelstaedt has served as Dean Emeritus of the W. P. Carey School of Business at Arizona State University since January 2014, having served as Dean from June 2004 to March 2013 and as Professor of Management until retiring from the University in December 2013. Between 1973 and 2004, he served in numerous positions at The Wharton School at the University of Pennsylvania, including as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990, he co-founded, developed, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his M.B.A. from the Wharton School. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses, as well as extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 20 years.

CHARLES E. PARENTE*
AGE: 75
Director Since: 2006

              Mr. Parente has served as Chairman and a member of the Audit Committee since June 2006. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers' compensation insurance, real estate, and anthracite coal mining preparation and sales, and as Chairman and Chief Executive Officer of CP Media, LLC, a holding company that owns broadcast television stations. From 1988 through 1993, he served as President and Chief Executive Officer of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, he was Chief Executive Officer and Managing Partner of Parente Randolph, LLC (now ParenteBeard LLC), a leading independent accounting and consulting firm in the Northeast United States and among the top 25 in the country. From 1962 through 1970, he was employed at Haskins & Sells, a public accounting firm. Mr. Parente is a member of the boards of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc., and is a board member of The Luzerne Foundation and King's College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King's College. Mr. Parente brings to the Board a deep knowledge of accounting matters as well as extensive executive experience.

MARY M. VANDEWEGHE*
AGE: 56
Director Since: 2014

              Ms. VanDeWeghe currently serves as the Non-Executive Vice Chair of the Board and the Chair of the Nominating and Corporate Governance Committee, having been appointed to those roles in March and April 2016, respectively. She is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor at Georgetown University's McDonough School of Business. Prior to returning to Forte Consulting in 2009, Ms. VanDeWeghe had served as Senior

*
Independent Director

Vice President of Finance for Lockheed Martin Corporation since 2006, where her responsibilities included Corporate Treasury, Mergers and Acquisitions, Investor Relations, Corporate and Competitive Financial Analysis, and Investment Management. From 1996 to 2006, she was Chief Executive Officer and President of Forte Consulting, providing financial and management consulting to corporate and government clients. During that time period, she also served as executive in residence and finance professor at the Smith School of Business at the University of Maryland. She began her career in 1983 at J.P. Morgan, where she held positions in corporate finance, capital markets, and general management, and rose to the rank of Managing Director. During her tenure at J.P. Morgan, she covered clients in a variety of industries, including chemicals, construction, defense, energy, health care, lodging, media, and telecommunications. Ms. VanDeWeghe served as a Director of Ecolab Inc. from December 2011, when it merged with Nalco Holding Company, until May 2014, having previously served on the board of Nalco Holding Company since 2009. She has served on the board of Brown Advisory since 2003 and has served on the Board of B/E Aerospace, Inc., a leading manufacturer of aircraft cabin interior products and a leading provider of aerospace fasteners, consumables, and logistic services, since September 2014. Ms. VanDeWeghe has a B.A. in economics from Smith College and an M.B.A. in finance from Dartmouth College's Tuck School of Business. Ms. VanDeWeghe brings to the Board the experience in corporate governance, financial analysis and strategy, mergers and acquisitions, and capital markets that she gained through her role in financial management as well as her work in consulting and investment banking.

NICK J.M. VAN OMMEN*
AGE: 69
Director Since: 2011

              Mr. van Ommen served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over three decades of financial industry experience, serving in various roles in the banking, venture capital, and asset management sectors. Mr. van Ommen currently serves on the supervisory boards of IMMOFINANZ AG, a listed real estate company in Austria, and Allianz Benelux SA, a private company that offers life and non-life insurance products in Belgium. He served on the supervisory boards of VASTNED Retail and Intervest Offices & Warehouses, listed real estate companies in Belgium, from April 2007 until April 2016, when he stepped down after reaching the maximum term of service. Mr. van Ommen has served as a member of the Investment Committee since September 2008. An M.B.A. graduate and a Fellow of the Royal Institute of Chartered Surveyors (FRICS), Mr. van Ommen brings to the Board over 35 years of financial and real estate experience, particularly in Europe.

DR. KARSTEN VON KÖLLER*
AGE: 76
Director Since: 2003

              Dr. von Köller serves as Managing Director of Lone Star Germany Acquisitions GmbH, having served as Chairman until December 2015. He also serves as Chairman of the Supervisory Board of MHB Bank AG. He served as Vice Chairman of the Supervisory Board of IKB Deutsche Industriebank AG from December 2008 to February 2015 and as Chairman of the Supervisory Board of Düsseldorfer Hypothekenbank AG from December 2010 to April 2015. Dr. von Köller was Chief Executive Officer of Eurohypo AG until December 2003, Chairman of the Board of Management of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006, and then Vice Chairman of the Supervisory Board of that bank, which was renamed Corealcredit Bank, until March 2014. Dr. von Köller has served as a member of the Investment Committee since September 2003. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

*
Independent Director

REGINALD WINSSINGER*
AGE: 73
Director Since: 1998

              Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in the acquisition, financing, management, and construction of commercial, multifamily, industrial, and land development real estate projects. He is the founder and Chairman of RW Partners, LLC, a syndicator, asset manager, and operator of real estate projects in Arizona, New Mexico, California, Texas, and the Carolinas. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period, he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management, and real estate consulting services. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California, and Texas. He is also the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings to the Board extensive experience in real estate, having worked in the industry for over 50 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

Committees of the Board of Directors

              Members of the Board of Directors have been appointed to serve on various Board committees. The Board had previously established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee as its Standing Committees. The written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees can be viewed on our website, www.wpcarey.com, under the heading "Investor Relations." Upon the recommendation of the Nominating and Corporate Governance Committee, in April 2016 the Board formed a Finance and Strategic Planning Committee, which will review and oversee the Company's strategic planning process and financing activities, as an additional Standing Committee and determined to disband its Technology Committee, with its functions absorbed by the Audit Committee. The Board has also established an Executive Committee, which has the authority, subject to applicable statutory limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board.

              The functions of the Standing Committees of the Board are as follows:

    •
    Compensation Committee.    The Compensation Committee's responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to the Company's Executive Officers, evaluating the Executive Officers' performance, and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share, and period of duration for stock grants under any approved share incentive plan. There were five regular meetings and one special meeting of the Compensation Committee held during 2015.

*
Independent Director

    •
    Audit Committee.    The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements, and the independence, qualifications, and performance of the Company's internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, and consider the range of audit and non-audit fees. The Audit Committee approves the engagement of the internal auditors and reviews the scope of their internal audit plan. The Audit Committee also reviews and discusses the Company's internal controls with management, the internal auditors, and the Independent Registered Public Accounting Firm and reviews the results of the internal audit program. There were eight regular Audit Committee meetings held during 2015.

    •
    Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey's corporate governance policies. In addition, the Committee develops and reviews background information of candidates for the Board of Directors, including those recommended by stockholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee held four regular meetings during 2015.

    •
    Finance and Strategic Planning Committee.    The Finance and Strategic Planning Committee, which was formed in April 2016, is responsible for reviewing all strategic initiatives being considered by the Company that would require approval by the full Board in order to ensure that they are consistent with the Company's long-term strategic direction and that the materials to be presented to the Board are sufficiently comprehensive to support the proposed activity.

              Investment Committee.    Certain members of the Board are also members of the Investment Committee of the Advisory Board of CAM, a wholly-owned subsidiary of the Company that provides advisory services to the CPA® REITs and the Company. Before a property is acquired by a CPA® REIT or the Company, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. Current Directors of W. P. Carey who also serve on the Investment Committee are Mr. Coolidge (Chairman), Ms. Hoysradt (Vice Chair), and Messrs. Hansing, Marston, van Ommen, and von Köller. There were 18 Investment Committee meetings held during 2015.

 BOARD COMMITTEE MEMBERSHIP ROSTER

              The table below shows the membership roster for the Committees of the Board as of the date of this Proxy Statement.

C Chairperson	M Member	E Financial Expert

Name	Executive	Compensation	Audit	Nominating and Corporate Governance	Finance and Strategic Planning

Nathaniel S. Coolidge			M		M

Mark J. DeCesaris	M

Benjamin H. Griswold, IV	C	M		M

Axel K.A. Hansing		M		M

Jean Hoysradt		M	M

Dr. Richard C. Marston	M		M		C

Robert E. Mittelstaedt, Jr.	M	C		M

Charles E. Parente	M		E		M

Nick J.M. van Ommen		M		M

Mary M. VanDeWeghe	M			C	M

Karsten von Köller			M		M

Reginald Winssinger		M			M

              The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2015 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such Directors are "independent" as defined in the Listing Standards of the New York Stock Exchange, which we refer to in this Proxy Statement as the NYSE or the Exchange, and by the rules of the Securities and Exchange Commission, which we refer to in this Proxy Statement as the SEC or the Commission.

Board Meetings and Directors' Attendance

              There were five regular meetings and two special meetings of the Board held in 2015, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the committees of which he or she was a member. Under our Corporate Governance Guidelines, the Directors are required to make every effort to attend each Board meeting and applicable committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. All of the then-serving Directors attended the Company's annual meeting of stockholders held on June 18, 2015 (the "2015 Annual Meeting").

Board Leadership Structure and Risk Oversight

              Mr. Benjamin H. Griswold, IV has served as Non-Executive Chairman of the Board since January 2012. The primary responsibility of the Chair is to preside over meetings of the Board of Directors as well as to preside over periodic executive sessions of the Board in which management Directors and/or other members of management do not participate. In March 2016, the Board determined, upon the recommendation of the Nominating and Corporate Governance Committee, to appoint Ms. Mary M. VanDeWeghe as Non-Executive Vice Chair of the Board. The primary responsibility of the Vice Chair is to preside over meetings of the Board or any periodic executive sessions of the Board in the absence of the Chairman. The Chair and Vice Chair are also responsible, together with members of the Company's senior management team, for establishing Board agendas and for working closely with the Company's Chief Executive Officer on the overall direction of the Company to enhance long-term shareholder value. The Board believes that, as a former Chairman of the Board of Alex. Brown & Sons, Mr. Griswold is well-suited, in his capacity as Non-Executive Chairman, to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chair. The Board also believes that Ms. VanDeWeghe is well qualified for the role of Vice Chair given the depth and breadth of her experience and skillset, as well as the significant role that she has played in a variety of Board matters since becoming a Director, including the Company's recent internal strategic review, and made the appointment as part of its Board succession planning process.

              The Company's Chief Executive Officer, Mark J. DeCesaris, is also a member of the Board of Directors, as was his predecessor, Mr. Trevor P. Bond, prior to his resignation from the Board on February 10, 2016. The Board considers the Chief Executive Officer's participation to be important in order to make information and insight about the Company's business and its operations directly available to the Directors in their deliberations.

              The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes, and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

Compensation of the Board of Directors

              W. P. Carey pays fees to its Directors who are not also officers or employees of the Company. We refer to these individuals in this Proxy Statement as Independent Directors or Non-Employee Directors.

              All of the Non-Employee Directors in 2015 received the following annual compensation for service on the W. P. Carey Board, except as noted below:

    •
    An annual cash retainer of $90,000; and

    •
    A restricted share award, or RSA, on July 1, 2015, with a grant date value of $80,000, which we refer to in this Proxy Statement as Director RSAs. Director RSAs, which vest in full on the first anniversary of the grant and have voting and dividend rights, are granted under the W. P. Carey Inc. 2009 Non-Employee Directors' Incentive Plan (the "Director Plan").

              In addition, Mr. Griswold received $100,000 for serving as Non-Executive Chairman; Mr. Parente received $20,000 for serving as Chair of the Audit Committee; Dr. Marston received $5,000 for serving as Chair of the Nominating and Corporate Governance Committee since June 2015, when he succeeded the prior Chairman, Mr. Eberhard Faber IV, who retired as of the date of the 2015 Annual Meeting and received $5,000 for serving as Committee Chair through that date; and Mr. Mittelstaedt received $15,000 for serving as Chair of the Compensation Committee. Directors Coolidge, Hansing, Hoysradt, Marston, van Ommen, and von Köller each received an additional $20,000 for serving on the Investment Committee, with Mr. Coolidge also receiving a $20,000 fee for serving as Chair of that committee.

              Mr. Trevor P. Bond was a Director during 2015, but because he was also an officer of the Company during the year, he did not receive any Director fees. The compensation received by Mr. Bond as an officer of the Company is discussed in the compensation tables for Executive Officers, which are presented later in this Proxy Statement. Mr. Mark J. DeCesaris, who became Chief Executive Officer of the Company in February 2016, received only the Non-Executive Director compensation described above during 2015, which is reflected in the table below.

2015 DIRECTOR COMPENSATION TABLE

              The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2015, including service on all committees of the Board as well as the Investment Committee, as described above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Nathaniel S. Coolidge	130,000	79,993	1,285	211,278
Mark J. DeCesaris	90,000	79,993	1,285	171,278
Eberhard Faber, IV(3)	50,000	0	0	50,000
Benjamin H. Griswold, IV	190,000	79,993	1,285	271,278
Axel K.A. Hansing	110,000	79,993	1,285	191,278
Jean Hoysradt	110,000	79,993	1,285	191,278
Dr. Richard C. Marston	115,000	79,993	1,285	196,278
Robert E. Mittelstaedt, Jr.	105,000	79,993	1,285	186,278
Charles E. Parente	110,000	79,993	1,285	191,278
Nick J.M. van Ommen	110,000	79,993	1,285	191,278
Mary M. VanDeWeghe	90,000	79,993	1,285	171,278
Karsten von Köller	110,000	79,993	1,285	191,278
Reginald Winssinger	90,000	79,993	1,285	171,278
(1)
Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 1,346 Director RSAs received, if any, in 2015. There were no option awards, non-equity incentive compensation, or nonqualified deferred compensation granted to the Non-Employee Directors during 2015. For these Directors, the grant date fair value of each Director RSA, computed in accordance with FASB ASC Topic 718, was $59.43 on July 1, 2015. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Form 10-K").

(2)
Reflects dividends on the Stock Awards shown in the table during 2015, which were paid on October 15, 2015.

(3)
Mr. Faber retired from the Board effective as of the 2015 Annual Meeting pursuant to the Board's Retirement Age Policy in effect at that time, which is described under Corporate Governance — Retirement Age Policy later in this Proxy Statement. As a result, he received half of the $90,000 annual cash retainer for serving as a Non-Executive Director, as well as half of the $10,000 annual fee for serving as Chair of the Nominating and Corporate Governance Committee, through that date, but he did not receive the annual Director RSA award because he retired prior to the July 1, 2015 grant date for that award.

 DIRECTOR STOCK COMPENSATION TABLE

              The following table reflects the Director RSAs, which were first granted in 2013, as well as any restricted stock units, or RSUs, which are referred to in this Proxy Statement as Director RSUs, and options, which were granted to Non-Employee Directors at various times prior to 2013 under the Director Plan or its predecessor plans, held by the individuals listed in the previous table, as of December 31, 2015. Mr. Eberhard Faber, IV, who as noted retired from the Board effective as of the 2015 Annual Meeting, did not hold any such awards as of that date.

	Total RSU Awards (#)	Total RSA Awards (#)	Total Option Awards Vested (#)
Nathaniel S. Coolidge	8,521	1,346	0
Mark J. DeCesaris	0	1,346	0
Benjamin H. Griswold, IV	8,521	1,346	4,000
Axel K.A. Hansing	3,236	1,346	0
Jean Hoysradt	0	1,346	0
Dr. Richard C. Marston	3,236	1,346	0
Robert E. Mittelstaedt, Jr.	8,521	1,346	0
Charles E. Parente	8,521	1,346	0
Nick J.M. van Ommen	3,236	1,346	0
Mary M. VanDeWeghe	0	1,346	0
Karsten von Köller	8,521	1,346	0
Reginald Winssinger	8,521	1,346	0

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

              The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2016 by each of the current Directors and the nominees for election as Director, each of the named Executive Officers listed in the Summary Compensation Table presented later in this Proxy Statement ("NEOs"), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class
Nathaniel S. Coolidge(2)	16,093	*
Mark J. DeCesaris(2)(3)	107,176	*
Jason E. Fox(4)	570,028	*
Mark M. Goldberg(5)	115,180	*
Benjamin H. Griswold, IV(2)(6)	133,859	*
Axel K.A. Hansing(2)	7,026	*
Jean Hoysradt(2)	3,089	*
Hisham A. Kader	3,531	*
Dr. Richard C. Marston(2)	7,026	*
Robert E. Mittelstaedt, Jr.(2)	22,569	*
Charles E. Parente(2)	67,073	*
Nick J.M. van Ommen(2)	13,426	*
Mary M. VanDeWeghe(2)	4,389	*
Dr. Karsten von Köller(2)	12,413	*
Reginald Winssinger(2)(7)	31,629	*
Thomas E. Zacharias(8)	249,119	*
Trevor P. Bond(9)	289,624	*
Catherine D. Rice	14,438	*
The Vanguard Group(10)	13,822,403	13.23%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock Inc.(11)	5,508,730	5.3%
55 East 52nd Street
New York, NY 10055
All Directors and Executive Officers as a Group (17 individuals)	1,779,564	1.68%
*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Directors and Executive Officers as a Group) has the right to acquire within 60 days of March 31, 2016, including vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined herein, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)
Includes 1,346 Director RSAs that were granted on July 1, 2015 and are not scheduled to vest until July 1, 2016, as to which the recipients have current voting rights.

(3)
The amount shown includes 2,335 shares that Mr. DeCesaris has the right to acquire within 60 days of March 31, 2016 through the exercise of PEP Options issued under the 1997 Share

  Incentive Plan, each as defined herein. The amount shown includes 103,495 shares that have been pledged as security in a margin account, whether or not there are loans outstanding.

(4)
The amount shown includes a total of 67,838 shares that Mr. Fox has the right to acquire within 60 days of March 31, 2016 through the exercise of stock options and PEP Options issued under the 1997 Share Incentive Plan, 717 shares owned by his son, 52 shares owned by his daughter, and 41,376 shares that have been pledged as security in a margin account, whether or not there are loans outstanding.

(5)
The amount shown includes 7,700 shares owned by Mr. Goldberg's spouse, of which 5,500 shares are pledged as security in a margin account, and 84,336 shares owned by Mr. Goldberg that are pledged as security in a margin account, whether or not there are loans outstanding.

(6)
The amount shown includes 1,000 shares held in aggregate by certain Accumulation Trusts and 16,500 shares held in aggregate by certain Grandchildren's Trusts, for which Mr. Griswold serves as a trustee, and 2,000 shares owned by Mr. Griswold's spouse, as well as 4,000 shares that Mr. Griswold has the right to acquire within 60 days of March 31, 2016 through the exercise of stock options awarded under the W. P. Carey Inc. 1997 Non-Employee Directors' Incentive Plan.

(7)
Includes 19,318 shares that have been pledged as security in a margin account, whether or not there are loans outstanding.

(8)
The amount shown includes 9,385 shares that Mr. Zacharias has the right to acquire within 60 days of March 31, 2016 through the exercise of PEP Options, 19,000 shares owned by Mr. Zacharias's spouse, and 8,000 shares held in trust for his son. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse. The amount shown also includes 209,269 shares that have been pledged as security in a margin account, whether or not there are loans outstanding.

(9)
The amount shown is based on SEC filings made while the individual was a reporting person under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(10)
The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G/A, filed with the SEC on February 11, 2016, to report beneficial ownership as of December 31, 2015. Based on that filing, Vanguard was the beneficial owner of 13,823,403 in the aggregate at that date, as a result of serving as an investment manager. As of that date, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, was the beneficial owner of 65,284 of the shares shown, as a result of serving as investment manager of collective trust accounts, over which it had shared dispositive power but sole voting power. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, was the beneficial owner of 216,334 of the total shares shown, as a result of serving as investment manager of Australian investment offerings, over which it either had sole or no voting power with respect to 144,334 shares and shared voting and dispositive power with respect to 72,000 shares. Vanguard reported that it had sole dispositive power with respect to 13,678,485 shares, sole voting power over 202,984 shares, shared dispositive power with respect to 143,918 shares, and shared voting power with respect to 72,000 shares. According to a separate Schedule 13G/A filed on February 9, 2016, The Vanguard Group REIT Index Fund (the "Vanguard REIT Index Fund") beneficially owned 7,140,770 shares at December 31, 2015, over which it had sole voting power. Based on information provided to the Company by Vanguard and the Vanguard REIT Index Fund, the shares beneficially owned by the Vanguard REIT Index Fund are included in the amounts listed as beneficially owned by Vanguard in the table as well as in the amount noted above over which Vanguard had sole dispositive power at December 31, 2015, pursuant to contractual rights granted to Vanguard by the Vanguard REIT Index Fund.

(11)
The information for BlackRock Inc. is derived from a Schedule 13G filed with the SEC on January 28, 2016 to report beneficial ownership as of December 31, 2015. As of that date, BlackRock reported that it had sole voting power with respect to 5,110,711 of such shares and sole dispositive power over all of the shares shown.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires that Directors, Executive Officers, and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey believes that all Directors, Executive Officers, and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2015, except as follows. Director Benjamin H. Griswold IV filed a late Form 5 in March 2015, when he discovered a failure to report two purchases of our stock in November 2012, totaling 1,350 shares, and a sale of 350 shares of our stock in October 2013 by certain accumulation trusts that he had established for various beneficiaries, including his adult children. Although Mr. Griswold served as co-trustee of these trusts, he had delegated investment power over them to a portfolio manager, who did not inform Mr. Griswold about the transactions in a timely manner due to a clerical error. In addition, Director Nathaniel S. Coolidge filed a late Form 4 on July 2, 2015 to report the sale of 500 shares of our stock on May 29, 2015 and a late Form 5/A to report additional charitable gifts of a total of 701 shares in December 2015 that were inadvertently not included in his initial Form 5 filing regarding other gifts of stock made at that time.

EQUITY COMPENSATION PLAN INFORMATION

              The following table presents information regarding the Company's equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,216,144(1)	$31.10(2)	2,928,078(3)
Equity compensation plans not approved by security holders	0	0	0
Total	2,216,144(1)	$31.10(2)	2,928,078(3)
(1)
Reflects outstanding options, RSUs, and PSUs issued to officers and employees under the W. P. Carey Inc. 1997 Share Incentive Plan (the "1997 Share Incentive Plan") and the W. P. Carey Inc. 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), including 1,329,788 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 220,831 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 662,493 shares (although for PSUs granted in 2013 with a 2013-2015 three-year performance cycle, the actual payout level achieved was 195% of the Target Amount, with the resulting payment of the underlying shares occurring in February 2016). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2015 Grants of Plan-Based Awards shown later in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 66,119 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the Director completes service on the Board, and 4,000 options held by Directors, but does not include Director RSAs.

(2)
All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. Therefore, the Weighted-Average Exercise Price shown is for outstanding options only.

(3)
Includes the following shares of Common Stock remaining available for issuance at December 31, 2015: 2,361,843 shares issuable under the 2009 Share Incentive Plan, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs, or as other stock based awards; 199,553 shares issuable under the Director Plan, which may be issued upon the exercise of stock options, upon vesting of Director RSUs, or as Director RSAs; and 366,682 shares issuable under the Company's Employee Stock Purchase Plan, or ESPP. For 2015, the Board had amended the terms of the ESPP so that eligible employees could purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the Exchange. During 2015, the Board determined to continue these amended terms for future purchase periods under the ESPP. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period. The 2,361,843 shares of Common Stock available at December 31, 2015 under the 2009 Share Incentive Plan noted above assumes the payout of all then-outstanding PSU awards at the Target level but does not include Dividend Equivalent Shares; if the Maximum payout level is achieved on all outstanding PSU awards, the amount of Common Stock available for issuance under the 2009 Share Incentive Plan at December 31, 2015 would have been 1,920,181 shares.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

              Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. At our annual meeting of stockholders held on June 19, 2014, the Board recommended, and stockholders voted, to hold this advisory vote, known as a "Say-on-Pay" vote, every year, with which the Board agreed. Accordingly, in this Proposal Two, stockholders are being asked to vote on the following advisory resolution:

              RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers for the fiscal year ended December 31, 2015, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

              The Company's goal is to maintain an executive compensation program that fosters the short- and long-term goals of the Company and its stockholders. The Company seeks to accomplish this goal by motivating the Company's senior leadership group to achieve a high level of financial performance. The Company believes that its executive compensation program is designed to align executive pay with the Company's performance and to motivate management to make sound financial decisions that increase the value of the Company.

              The vote on this "say-on-pay" resolution is not intended to address any specific element of our compensation program. Instead, the vote relates to the overall compensation of our NEOs as described in this Proxy Statement. Therefore, stockholders are encouraged to read the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

              Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board or the Company. Whether a majority of the votes cast by our stockholders with regard to the resolution are cast in favor or against it, the Board and its Compensation Committee will not be required to change our compensation programs as a result. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation

Recommendation:    With respect to Proposal Two, the Board of Directors recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving executive compensation as disclosed in the Compensation Discussion and Analysis below and the related compensation tables and narrative discussion contained in this Proxy Statement.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              From the Company's inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2016, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.

              Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by the Articles, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for the year 2016 to the Company's stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the year 2016 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company's interests.

              The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present.

Recommendation:    The Board of Directors recommends a vote FOR the approval of Proposal Three.

 EXECUTIVE OFFICERS

              The Company's Executive Officers are determined by the Board of Directors. Detailed information regarding the Executive Officers who are not also members of the Board as of the date of this Proxy Statement is set forth below.

JASON E. FOX
AGE: 43

              Mr. Fox has served as President of W. P. Carey since June 2015 and as Head of Global Investments for W. P. Carey and each of the CPA® REITs since April 2015, after serving in various capacities with increasing responsibilities in the Investment Department since joining the Company in July 2002. During his tenure, Mr. Fox has been responsible for sourcing, negotiating, and structuring acquisitions on behalf of W. P. Carey and the CPA® REITs. Mr. Fox graduated magna cum laude from the University of Notre Dame, where he earned a B.S. in Civil Engineering and Environmental Science. He received his M.B.A. from Harvard Business School.

MARK M. GOLDBERG
AGE: 54

              Mr. Goldberg has served as President of Investment Management since March 2015. He has also served on the Board of Managers of the Company's broker-dealer subsidiary, Carey Financial, LLC ("Carey Financial"), since June 2008 and as Chairman since January 2015, having also served as President from April 2008 to March 2015. Mr. Goldberg has served as a Managing Director of CPA®:17 – Global since January 2010, CPA®:18 – Global since April 2013, CWI 1 since December 2010, and CWI 2 since February 2015. He has also served as President of CCIF, and as Chief Executive Officer and President of Carey Credit Advisors, LLC, which is the investment advisor to CCIF, since December 2014 and as President of each of the other Managed BDCs since January 2015. Prior to joining W. P. Carey, Mr. Goldberg served as President and Chief Executive Officer of Royal Alliance Associates, Inc., an independent broker-dealer, part of one of the nation's largest networks of independent advisors, from 2001 to 2006. Prior to his position at Royal Alliance, Mr. Goldberg served, in the same organization, as Executive Vice President of SunAmerica Financial Network, a subsidiary of SunAmerica and the parent company for six national broker-dealers, and as President of a Tokyo-based securities firm, which was an affiliate of the SunAmerica Financial Network, among other positions. Prior to his position in Tokyo, Mr. Goldberg resided in Israel, where he was an active investor in early-stage technology companies and served on the Board of the Jerusalem College of Technology. Mr. Goldberg was a founding Director of the Financial Services Institute and recently served as Chairman Emeritus of the Board of Directors of the Investment Program Association, having served on that board since January 2010 and as its Chairman from January 2014 to January 2015. He also serves on the Board of Directors of St. Mary's Healthcare System for Children and the Invest in Others Charitable Foundation. Mr. Goldberg received a B.A. in Economics from Yeshiva University and attended graduate studies in finance at Baruch College.

HISHAM A. KADER
AGE: 47

              Mr. Kader has served as Chief Financial Officer since June 2015, having previously served as Chief Accounting Officer since March 2012. He has also served as Chief Financial Officer of CPA®:17 – Global and CPA®:18 – Global since August 2015, having previously served as Chief Accounting Officer of each since March 2012 and September 2012, respectively. In addition, Mr. Kader has served as Chief Financial Officer of CWI 1 and CWI 2 since March 2015 and February 2015, respectively, having served as Chief Accounting Officer of each from March 2012 and May 2014, respectively, to January 2016. Before joining W. P. Carey in June 2011, Mr. Kader served as a Director in the Transaction Services practice at PricewaterhouseCoopers LLP, which he joined in 1997 in New York and subsequently spent six years at their offices in Sydney, Australia and Brussels, Belgium, during which time he specialized in advisory services focusing on mergers and acquisitions, capital raising transactions, finance effectiveness, and accounting standards conversions. He is a Certified Public Accountant licensed in the state of New York. Mr. Kader holds a B.E. in Electronics and Communication Engineering from the Manipal Institute of Technology in India, an M.B.A. in Finance from the University of Illinois at Urbana-Champaign and an M.S. in Accounting from Pace University.

JOHN J. PARK
AGE: 51

              Mr. Park has served as Director of Strategy and Capital Markets of W. P. Carey and each of the Managed REITs since March 2016, after serving in various capacities since joining the Company as an investment analyst in 1987, including most recently as Director of Strategic Planning. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology and an M.B.A in Finance from Stern School of Business at New York University. He also serves as a trustee of the W. P. Carey Foundation.

THOMAS E. ZACHARIAS
AGE: 62

              Mr. Zacharias has served as Chief Operating Officer of W. P. Carey since March 2005 and as head of the Asset Management Department since April 2002. He has also served as Chief Operating Officer of CPA®:17 – Global and of CPA®:18 – Global since October 2007 and September 2012, respectively, and of CWI 1 and CWI 2 since September 2010 and May 2014, respectively. Before joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Before joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998, Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Since June 2014, Mr. Zacharias also serves as an independent director of WL Ross Holding Corp., a special purpose acquisition company. He is a member of the Urban Land Institute and NAREIT. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University and an M.B.A. from Yale School of Management.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

              Executive Summary.    The Company's executive compensation programs are structured in accordance with the following three basic principles, first established by the Company's late Founder, Mr. Wm. Polk Carey:

    •
    Compensation levels should be conservative and prudent.

    •
    Compensation should adequately reward those who create value for the Company and its stockholders.

    •
    Compensation should be tied to the financial performance of the Company.

              In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2015 compensation levels for the NEOs. Among these factors were the Company's financial and market performance compared to prior years, the performance against predefined objectives as set forth in the Company's 2015 business plan, the performance versus a peer group of companies as well as the REIT industry generally, the broader economic environment, and the strategic goals and challenges faced by the Company in 2015. The Committee first noted that, even though it believed that the Company's overall financial performance in 2015 was relatively strong by historical standards and that the Company in general had met or exceeded the expectations set forth in its 2015 business plan, the Company's stock had underperformed during the year for a variety of factors. Given these corporate performance considerations, which are described in more detail under 2015 Performance Summary below, the Committee decided that, even though bonuses for employees overall were increased by 3% for 2015 versus the prior year, cash incentives overall for NEOs should be lower, except for two NEOs who received increases solely as a result of promotions during the year. The Committee also determined generally to keep NEO salaries for 2016 flat, despite an overall 2% increase for employee salaries compared to 2015, except for the salaries of two NEOs that increased solely due to their promotions during the year. The Committee also took into consideration that the PSUs awarded under the Company's equity incentive program, which are intended to reward performance over a three-year period, had reflected the underperformance of the Company's stock price in 2015, so that PSU awards with a 2012-2014 performance cycle had achieved a higher payout level than PSU awards with a 2013-2015 performance cycle.

              In summary, the Committee's compensation actions for the NEOs overall (other than any promotion-related adjustments) were:

  •
  Base salaries remained unchanged from 2015 to 2016

  •
  Cash bonus awards for 2015 declined by approximately 11.8%

              At the 2015 Annual Meeting, we provided stockholders with the opportunity to cast a nonbinding advisory vote on executive compensation in accordance with SEC rules, known as a "say-on-pay" proposal. Approximately 98% of the votes cast on the "say-on-pay" proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered the outcome of that advisory vote to be an endorsement of the Committee's compensation philosophy and its implementation. The Compensation Committee will continue to consider the outcome of the Company's "say-on-pay" votes when making future compensation decisions for the NEOs.

Introduction

              The Company's compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee. This Committee currently consists of six Directors, each of whom is independent within the meaning of the Listing Standards of the Exchange. The Compensation

Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company's general compensation programs.

              The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.

              Compensation Philosophy:    The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs, based on both quantitative and qualitative performance objectives, is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. In determining the compensation of our NEOs, the Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual's contribution to the Company's success.

              Thus, in determining 2015 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, the then-Chief Executive Officer. While the Compensation Committee periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points, it does not explicitly target compensation levels at any particular percentile or other reference level.

              To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:	What We Don't Do:
We Pay for Performance: A meaningful portion of our compensation is predicated on the achievement of key financial metrics that are measured on an annual basis as well as on our long-term incentive program that contains multi-year objectives, including a strong emphasis on relative total shareholder return performance.	We Do Not Have Employment Agreements: We do not guarantee any compensation to our executives, and as of the date of this Proxy Statement we do not have employment agreements with any NEOs.
We Maintain Stock Ownership Guidelines: Both our executives and directors are required to maintain a meaningful ownership stake pursuant to specified levels.	We Do Not Have Tax Gross-Ups: We do not provide tax gross-ups on any severance or change-in-control payments.

We Have a Clawback Policy: Our independent directors have the ability to recoup incentive compensation if the Company's financial results are restated or materially misstated due in whole or in part to ethical misconduct or illegal behavior by one or more of the Company's NEOs.	We Do Not Pay Dividends or Dividend Equivalents on Unearned Performance-Based Stock Units: Performance-based stock units do not pay dividends until the shares are earned.
We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	We Do Not Provide Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits that are generally consistent with those provided to the Company's employees.

We Analyze Compensation Risk Annually: Our independent consultant reviews the executive compensation program to ensure that it does not encourage imprudent risk. We use multiple performance metrics, including both absolute and relative metrics as well as different performance measures for cash bonuses and multi-year equity awards, which mitigates compensation related risk.
We Do Not Allow Hedging of Company Stock, and We Have Limits on Pledging: Our NEOs and directors are prohibited from engaging in any hedging with respect to the Company's common stock. We also have an anti-pledging policy that limits the amount of pledging of the Company's stock so that the amount of any loan secured by Company stock must be less than 40% of the stock's value at all times.

              Independent Compensation Consultant:    As it has since 2012, the Committee engaged FPL Associates L.P., a compensation consulting firm that specializes in the real estate industry, as its independent compensation consultant during 2015. We refer to FPL Associates L.P. in this Proxy Statement as FPL Associates or FPL. As part of its decision-making process, the Committee conducted an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FPL. In conducting that assessment, the Committee reviewed a variety of factors, including those required by SEC rules, and determined that no conflict of interest existed.

              In 2015, FPL Associates analyzed the Company's executive compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2015 performance. FPL also presented the Committee with historical peer group performance data that the Committee considered in determining 2015 bonus payouts and in setting the 2016-2018 metrics and goals for PSUs, as described below.

2015 Performance Summary

              The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to determine both total compensation and the relative amounts of base salary, cash bonus, and long-term equity incentive compensation based on a benchmarking analysis of competitive pay practices and performance relative to corporate and individual goals.

              In evaluating the Company's executive compensation programs for 2015, the Compensation Committee reviewed the Company's 2015 market and financial performance. As further outlined below, while the Committee viewed the Company's financial performance in 2015 as relatively strong by historical standards and noted that the Company had in general met or exceeded the expectations in its 2015 business plan despite the challenges faced during the year, it also felt that the Company's stock had underperformed in the short-term.

              The most material quantitative performance factors that the Compensation Committee considered in making 2015 compensation decisions were:

    •
    Total stockholder return.    The Compensation Committee focused particularly on total stockholder return ("TSR") performance. Over the past one-, three-, five-, and ten-year periods, the Company delivered (10.4)%, 10.7%, 20%, and 16% returns, on a compounded, annualized basis, respectively. Further, as shown in the graph below, while the Company outperformed the MSCI US REIT Index in the five- and ten-year periods, it underperformed that index in the one- and three-year periods. As discussed under Long-Term Incentive Awards below, TSR performance, in addition to being factored in to 2015 compensation decisions, also directly impacts the payout of outstanding PSUs granted in prior years because it is one of the two performance metrics utilized to determine the payout level of those performance-based awards.

1-Year Total Return	3-Year Total Return	5-Year Total Return	10-Year Total Return

WPC Rank Versus Companies in the MSCI US REIT Index

1-Year	3-Year	5-Year	10-Year
#109 of 142	#66 of 124	#12 of 112	#8 of 91

    •
    Dividends.    The Company grew its annualized dividend to $3.86 per share in the fourth quarter of 2015, a 1.5% increase over the fourth quarter of 2014, marking its 59th consecutive quarterly increase.

    •
    AFFO.    Generated growth in Funds from Operations, as Adjusted, or AFFO, of $4.99 per diluted share in 2015, up 3.7% from $4.81 per diluted share in 2014.

    •
    Acquisitions.    The Company again completed record acquisition volume in 2015, totaling approximately $3.2 billion for itself and on behalf of the Managed REITs.

              Some of the specific financial results the Committee evaluated are set forth below.

Financial Metric	2015 Results	2014 Results(1)		Change
Total Revenues (net of reimbursed expenses)	$859.7 million	$753.4 million		+14.1%
Net Income	$172.3 million	$239.8 million	(2)	(28.1)%
Diluted Earnings Per Share	$1.61	$2.39	(2)	(32.6)%
Cash Flow from Operating Activities	$477.3 million	$399.1 million		+19.6%
Managed REITs Structured Investments	$2.5 billion	$1.9 billion		+31.6%

              The Committee also considered the following supplemental metric:

Financial Metric	2015 Results	2014 Results(1)	Change
AFFO(3)	$531.2 million	$480.5 million	+10.6%
(1)
Results for 2014 have been reclassified, where applicable, to conform to the 2015 presentation.

(2)
Net income and Diluted Earnings Per Share for 2014 included a $105.9 million gain on change in control of interests recognized in connection with the CPA®:16 Merger, as defined below.

(3)
The Company believes that AFFO is a useful supplemental measure that assists investors to better understand the underlying performance of its business segments. AFFO does not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States ("GAAP") and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company's financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures of other companies. Please refer to the Company's Current Report on Form 8-K filed with the SEC on February 25, 2016 for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the Company's consolidated financial statements.

              The Compensation Committee's decisions regarding 2015 compensation reflect these performance considerations and financial results. The Committee also considered several other accomplishments for the Company during the year, such as two public bond offerings, including its first euro-denominated bonds, increased borrowing capacity under its line of credit, the establishment of an "at-the-market" equity offering program to provide additional access to the capital markets, and the continued expansion of the product offerings in its investment management business, including the launching of its second lodging fund and its first business development company offering, in addition to undertaking a comprehensive internal strategic review of the Company's core business competencies. Actions such as salary adjustments, bonus payout determinations, and/or grants of long-term incentive opportunities were intended to recognize and reward the NEOs and other key employees for their contributions to the Company's performance and to provide an ongoing incentive to sustain and improve upon these achievements, all in the context of the short-term underperformance of the Company's stock.

2015 Peer Comparison Group

              When determining compensation levels for the NEOs, the Compensation Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to the Company, as noted below, and with whom the Company competes for executive talent. The Compensation Committee periodically reviews the peer group to determine what changes, if any, are appropriate. In June 2015, the Compensation Committee assessed the composition of the Company's peer group with the assistance of its independent compensation consultant, FPL Associates, and determined to retain the then-existing peer group, which was comprised of 13 companies operating in the real estate investment and real estate asset management industries, with the only change from 2014 being the removal of NorthStar Realty Finance Corp. due to its conversion to an externally managed fund in the interim. This peer group was used for compensation and performance comparisons for 2015.

              The companies included in the peer group generally had the following characteristics:

    •
    Companies operating in the property acquisition, development, management leasing, or REIT industries;

    •
    Companies with a multi-faceted strategic focus on either types of properties or the breadth of portfolio in scale or geographic distribution;

    •
    Companies with revenues, net investment in real estate, and/or market capitalization roughly equivalent to the Company; and

    •
    Publicly traded real estate and related financial companies headquartered in New York City.

              The table below contains a listing of the 2015 peer group companies and the main rationale for inclusion.

Company	Net-Lease	Size	Geography	Multi-Faceted
Digital Realty Trust		☑		☑
Duke Realty Corporation		☑		☑
EPR Properties	☑			☑
Federal Realty Investment Trust		☑
iStar Financial, Inc.			☑	☑
Kimco Realty Corporation		☑	☑
Lexington Realty Trust			☑
Liberty Property Trust		☑
Macerich Company		☑
National Retail Properties, Inc.	☑
Realty Income Corporation	☑	☑		☑
Spirit Realty Capital, Inc.	☑	☑
Weingarten Realty Investors		☑

Elements of Compensation

              The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management's interest with that of the Company's stockholders.

Element	Compensation Objectives and Key Features
Base Salary	• Fixed compensation component that provides a minimum level of cash to compensate the Executive Officer for the scope and complexity of the position.
• Amounts based on an evaluation of the Executive Officer's experience, position, and responsibility, as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Cash Incentive Award

•

Variable cash compensation component that provides incentive and reward to our Executive Officers based on the Compensation Committee's subjective assessment of annual corporate, departmental, and individual performance.

Long-Term Equity Incentive

•

Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term stockholder value, and to motivate our management to achieve long-term growth for the Company.

• PSU awards are predicated on three-year performance based on absolute AFFO per share growth and relative TSR versus the MSCI US REIT Index.

              Although the Compensation Committee examines market data based on that previously described, the Committee does not target a specific percentile for each executive. Rather, the Compensation Committee uses the market median (50th percentile) as an initial reference point for the executive team, in aggregate, and then, based on performance, including the various financial metrics as outlined herein as well as TSR performance, adjusts incentive compensation levels (both cash and equity) in a corresponding manner.

              While the Compensation Committee does not utilize a specific formula, base salary has generally comprised a relatively small portion of our Chief Executive Officer and other NEO pay (approximately 14% in 2015). The equity portion of pay has tended to represent approximately 50% of our Chief Executive Officer and other NEO total pay, based on the Committee's philosophy of aligning executive compensation with Company performance.

              In determining compensation for a performance year, the Compensation Committee views the results for such year early in the following year, based on a variety of performance metrics, as outlined below. For 2015, the Committee made its determination in early 2016 with regard to the amounts of the 2015 cash bonus awards, which were payable in 2016, and those amounts are reflected in the Summary Compensation Table presented later in this Proxy Statement. At the same time as the cash bonuses were determined, the Committee also made a determination as to the size of the long-term equity incentive grants to be awarded to executives, with the size of the awards predicated in part on the 2015 performance year. Under SEC rules, the grant date fair values of those awards are not required to be disclosed until the Company issues its Proxy Statement for its annual meeting to be held in 2017 (the "2017 Annual Meeting"); however, the Company has reflected those values in the chart below.

              For 2015, the mix for total compensation was:

Chief Executive Officer Pay Mix 2015	Other NEOs Pay Mix 2015

              Base Salary:    Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. The Company's overall philosophy is that, in most cases, base salaries for officers, including those for Executive Officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

    •
    the nature and responsibility of the position;

    •
    the expertise of the individual executive;

    •
    changes in the cost of living and inflation;

    •
    the competitive labor market for the executive's services; and

    •
    the recommendations of the Chief Executive Officer with respect to Executive Officers who report to him.

              Salary levels for Executive Officers joining the Company are typically set by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Compensation Committee, which considers competitive market data provided by the Committee's independent compensation consultant. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have, in aggregate, approximated the market 25th percentile across the NEO group. The Committee may determine to adjust NEO salaries, individually or overall, at any time, although for 2016 it determined to keep base salaries flat for Mr. Bond, Ms. Rice, Mr. Zacharias, and Mr. Fox, despite the fact that salary increases for employees overall were approximately 2%, and the increases for the other NEOs shown in the table below for 2016 were solely due to promotions, as described below. The annualized salary for Mr. Goldberg shown in the table below for 2016 reflects a change in the scope of his position and a related change to the composition of his compensation package, so that effective as of January 1, 2016 he no longer receives commissions on sales of the shares of the Managed Programs, which are described below. The annualized salary shown in the table below for Mr. Kader in 2016 reflects his promotion to Chief Financial Officer during 2015. For a discussion of the Committee's deliberations regarding Mr. Bond's salary, as well as the initial salary established for Mr. DeCesaris when he became Chief Executive Officer in February 2016, see CEO Compensation below.

		Base Salaries
Name	Title at December 31, 2015	2013	2014	2015		2016
Trevor P. Bond	Chief Executive Officer	$700,000	$700,000	$700,000		$700,000
Catherine D. Rice	Senior Managing Director (Former Chief Financial Officer)	$400,000	$400,000	$408,000		$408,000
Thomas E. Zacharias	Chief Operating Officer	$350,000	$350,000	$357,000		$357,000
Mark M. Goldberg	President, Investment Management	$300,000	$300,000	$306,000		$500,000
Jason E. Fox	President	$200,000	$200,000	$400,000	(1)	$400,000
Hisham A. Kader	Chief Financial Officer	$265,000	$270,000	$270,000		$300,000
(1)
The annualized salary shown for Mr. Fox in 2015 reflects a change in the scope of his position, when he became Head of Global Investments in April 2015.

              In addition to salary, Carey Financial, the Company's broker-dealer subsidiary, has an incentive compensation program for its sales team that is based on sales of shares of the Managed Programs through their respective public offerings, for which Carey Financial serves as the dealer-manager, with each participant receiving a different percentage payout, such as a percentage of sales in a particular territory. For management personnel such as Mr. Goldberg, who served as the President of Carey Financial for the periods shown through March 2015, these commissions, which are not reflected in the Base Salaries shown above for 2013-2015 but are included as Salary for him in the Summary Compensation Table presented later in this Proxy Statement, are paid on a percentage of total sales.

              Annual Cash Incentives:    Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with stockholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviews the Company's performance compared to prior years and against the peer group. In addition to the performance metrics described above, the Committee takes into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the Managed REITs, including the merger of Corporate Property Associates 16 — Global Incorporated with and into us in January 2014 (the "CPA®:16 Merger"), which generally only occur every few years. The Compensation Committee also considers such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the Company's pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company's operating environment during the year.

              In determining individual bonus payouts to the NEOs for 2015 performance, the Committee started with the assumption that all officers would be eligible for at least the same bonus as 2014 performance for a level of commensurate performance. The Committee could then adjust actual bonuses to reflect individual accomplishments and annual performance objectives. Historically, these adjustments have been based on performance assessments presented to the Committee by the Chief Executive Officer, and in the case of the Chief Executive Officer's bonus, by the independent deliberations of the Compensation Committee. Although the 2015 bonus pool for employees overall was increased by 3%, the Committee determined to decrease generally the bonus payouts for the NEOs to reflect the Company performance factors for 2015 discussed above. As a result, the cash bonuses paid to Mr. Bond, Ms. Rice, and Mr. Zacharias for 2015 performance were lower than 2014 levels. The Committee determined to increase the bonus amount payable to Mr. Goldberg in connection with the change in the scope of his role during 2015, and the resulting change to his compensation package discussed above, in order to align his bonus level with other similarly situated NEOs, whereas the higher bonus paid to Mr. Kader for 2015 reflected the increased responsibilities that he assumed in connection with his promotion to Chief Financial Officer during the year. The resulting NEO cash incentive payouts for 2015 performance, payable in early 2016, were: for Trevor P. Bond, $1,700,000; for Catherine D. Rice, $930,000; for Thomas E. Zacharias, $1,200,000; for Mark M. Goldberg, $930,000; and for Hisham A. Kader, $450,000. The table below shows the bonus amounts paid to our NEOs for 2015 and 2014, as well as the percentage change between those years.

		Cash Bonus(1)
WPC Executive	Title at December 31, 2015	PY2015	PY2014	% Change 2014-2015
Trevor P. Bond	Chief Executive Officer	$1,700,000	$1,909,000	(11.0)%
Catherine D. Rice	Senior Managing Director (former Chief Financial Officer)	$930,000	$1,095,178	(15.0)%
Thomas E. Zacharias	Chief Operating Officer	$1,200,000	$1,336,000	(10.2)%
Mark M. Goldberg	President, Investment Management	$930,000	$792,000	17.4%
Hisham A. Kader	Chief Financial Officer	$450,000	$350,000	28.6%
(1)
Cash bonuses are paid in the year after the completion of the performance year ("PY"). As such, the amounts listed under PY 2015 were determined based on 2015 performance and, therefore, were approved and paid in February 2016.

              Mr. Jason E. Fox, as head of the Company's Investments Department, receives a percentage of the bonus pool allocated in the aggregate by management to that department in connection with acquisitions of properties and other investments. These investment pool bonus amounts, which are not subject to the prior approval of the Compensation Committee, are separate from any bonus that may be received through the Company's annual cash incentive program, which for NEOs must be approved by the Committee. Because Mr. Fox did not receive any such annual cash incentive bonus for either 2015 or 2014, he is not shown in the table above. The investment department bonus amounts for Mr. Fox are reflected in the Bonus column of the Summary Compensation Table presented later in this Proxy Statement.

              Long-Term Incentive Awards:    In 2008, the Company approved, as a subset of the 1997 Share Incentive Plan, the Long-Term Incentive Plan, which we refer to in this Proxy Statement as the LTIP. The LTIP is designed to reward key managers for high performance and to drive stockholder value. Under the LTIP, which is now also a subset of the 2009 Share Incentive Plan, participants in general had historically been awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of performance-based PSUs, but beginning in 2013 the number of participants who received both RSUs and PSUs was significantly reduced, with the vast majority (aside from the NEOs) receiving only time-based RSUs. LTIP RSUs vest ratably over three years, starting February 15 in the year after the grant, while PSUs may only be earned at the end of a three-year performance cycle, based on the achievement of specific performance goals determined at the beginning of the cycle. The Committee approves final goals for each performance cycle after evaluating goals proposed by management. Management's proposals are based on the Company's long-term financial plan, historical results, and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Committee's independent compensation consultant assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

              The Compensation Committee annually reviews the Company's progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company's actual performance compared to the pre-set goals and determines the payout level achieved. There are five potential basic payout levels regarding the shares underlying the PSUs for each of the goals reflecting actual Company performance: (i) Below Threshold, which corresponds to no payout; (ii) Threshold, which corresponds to a payout equal to one half of Target; (iii) Target, which results in the targeted payout level and issuance of shares on a one-for-one basis; (iv) Stretch, which corresponds to a payout equal to two times Target; and (v) Maximum, which corresponds to a payout of three times Target. In addition, since the 2011-2013 performance cycle, payment levels have been determined on a linear scale between performance levels, which allows the Committee to recognize, reward, and incentivize incremental performance gains between the "stepped" performance levels.

              Beginning with the 2011-2013 performance cycle, PSU awards have been based on two metrics (rather than the four metrics used in prior cycles): AFFO and three-year TSR relative to a published market index, which was initially the Russell 2000 Small Cap Index. In 2013, the Committee again determined that, for the 2013-2015 performance cycle, AFFO and TSR represented appropriate and challenging performance standards; however, in light of the Company's conversion to REIT status in September 2012 (which occurred in connection with the merger of the Company with one of its managed funds, Corporate Property Associates 15 Incorporated, that had also resulted in a significant increase in the Company's size), and based on the recommendation of its independent compensation consultant, FPL Associates, the Committee determined that a more appropriate comparison for TSR would be relative to the MSCI US REIT Index. In addition, based on the recommendation of FPL, the Committee at that time determined: (a) that the payout levels for the TSR metric would be referenced to basis points, rather than percentiles, in order to simplify the calculation and to be able to track progress in real time; and (b) that performance under the AFFO metric would be calculated on a per share basis, which is a more common practice for judging performance.

              For the 2013-2015 PSU payout, the Company achieved the Maximum performance level, or 300%, with respect to the AFFO measure and a 90% payout, which is, between the Threshold and Target performance levels, with respect to the TSR measure, which resulted in a cumulative payout equal to 195% of the Target payout amount, as shown below:

2013-2015
	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)	TOTAL
Threshold	1.0%	–200 basis points
Target	2.5%	0 basis points
Stretch	4.5%	+200 basis points
Maximum	6.0%	+400 basis points
Actual Result	9.23%	–39 basis points
Payout	300% (Maximum)	90% (Threshold/Target)	195%

              Upon a review in early 2014, the Compensation Committee decided, based on the advice of FPL Associates, to maintain the PSU program with the same AFFO and TSR metrics. However, the Committee adjusted certain performance requirements upward, resulting in more challenging requirements, so that, the resulting metrics for the 2014-2016 performance cycle are:

2014-2016
	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)
Threshold	1.0%	–200 basis points
Target	3.0%	0 basis points
Stretch	4.5%	+250 basis points
Maximum	6.0%	+500 basis points

              For the 2015-2017 performance cycle, the Compensation Committee again determined to maintain the same TSR and AFFO metrics. However, based on input from management regarding the key factors likely to affect the Company's results over that three-year cycle, the Committee determined that a lower AFFO growth rate for the Stretch level, compared to the same rate in prior cycles, would be a more appropriate goal. The Committee made this change because, in its view, the Company's ability to grow its earnings at the same pace as prior years, all else being equal, would be more challenging due to the recent significant increase in the Company's size. As a result, the Committee believed that a slight refinement in this performance level was warranted in order to better align this aspect of the Company's compensation program from a risk/reward perspective. In 2016, the Committee felt that, no changes to the program were warranted for the 2016-2018 performance cycle. As a result, the following metrics apply for both the 2015-2017 and 2016-2018 performance cycles:

2015-2017 and 2016-2018
	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)
Threshold	1.0%	–200 basis points
Target	3.0%	0 basis points
Stretch	4.0%	+250 basis points
Maximum	6.0%	+500 basis points

              As of December 31, 2015, PSUs granted under the 2014-2016 performance cycle are on track for overall achievement at approximately the Stretch level, which is equal to 200% of the Target amount, and PSUs granted under the 2015-2017 performance cycle are on track for overall achievement at approximately the Threshold level, which is equal to 50% of the Target amount.

              For the 2015 LTIP awards, the Committee determined to keep the aggregate grant date values of the awards to the NEOs and other key executives generally the same as the grant date values for the 2014 awards, so that, due to the year-over-year increase in the Company's stock price, the number of RSUs and/or PSUs per recipient generally decreased in 2015 compared to the prior year. In addition, the Committee determined to change the methodology used to determine the grant date values of the PSUs awarded in an effort to better align those values with the accounting cost of those awards as well as their inherent risk. As a result, the actual number of any PSUs granted per recipient in 2015 was lower than the number of RSUs granted in that year.

              For the annual LTIP awards in 2016, the Committee determined to retain the same valuation methodology utilized in 2015, which resulted in a slightly higher number of PSUs than RSUs granted per recipient. However, although the grant date values of the 2016 RSU and PSU awards to the NEOs and other key executives were generally lower than the grant date values of the 2015 awards, the overall amounts of RSUs and PSUs awarded in 2016 per recipient were higher than the prior year levels due to the decrease in stock price between the two periods.

              The table below shows the annual LTIP awards for the NEOs in 2016 and 2015:

	Long-Term Incentive Awards(1)
	2016		2015
	RSUs	PSUs	RSUs	PSUs
Trevor P. Bond	19,475	19,859	17,450	16,223
Catherine D. Rice	11,774	12,005	10,397	9,666
Thomas E. Zacharias	11,774	12,005	10,397	9,666
Mark M. Goldberg	11,774	12,005	10,397	9,666
Jason E. Fox	8,675	8,846	—	—
Hisham A. Kader	5,311	5,416	2,660	—
(1)
Awards for 2016 were made on January 19, 2016 and awards for 2015 were made on February 12, 2015. RSUs vest ratably over three years, starting February 15 in the year after the grant, while PSUs are earned at the end of a three-year performance cycle, based on specific performance goals determined at the beginning of the cycle. 2016 PSUs measure performance from 2016-2018 and 2015 PSUs measure performance from 2015-2017. The changes in awards for Messrs. Fox and Kader in 2016 versus 2015 reflect their promotions during 2015.

              The LTIP awards for Mr. Bond in the table above, as well as LTIP awards for Mr. DeCesaris after he became CEO in February 2016, are discussed in CEO Compensation below. See Potential Payments upon Termination or Change-in-Control later in this Proxy Statement for the treatment of the awards shown for Mr. Bond and Ms. Rice when they separated from service in February 2016.

              In addition to the annual LTIP awards shown in the table above, the Compensation Committee approved PSU grants to certain members of the senior management team in February 2016. These awards were made at the request of our new Chief Executive Officer, Mark J. DeCesaris, in order to act as a retention device for those individuals who, in his judgment, would be particularly important for the Company to retain in light of Mr. Bond's departure as Chief Executive Officer at that time. In approving these Retention PSU awards, the Committee determined that a single metric, TSR growth over a three-year cycle, using the same growth rate and linear scale as the annual PSU awards made in January 2016 but commencing on February 16, 2016 and ending on February 15, 2019, would be the most appropriate performance measure for these awards. Of the NEOs, Messrs. Zacharias, Fox, Goldberg, and Kader each received 10,000 Retention PSUs; Mr. DeCesaris did not receive any Retention PSUs. The table below shows the resulting TSR metric for these awards:

2016-2019 Retention PSUs	TSR (relative to MSCI US REIT Index)
Threshold	–200 bps
Target	0 bps
Stretch	+250 bps
Maximum	+500 bps

CEO Compensation

              Trevor P. Bond was appointed as the Company's Interim Chief Executive Officer in July 2010 and was then appointed Chief Executive Officer in September 2010. His initial compensation was determined by the Compensation Committee and approved in December 2010. The Committee considered a number of factors, including the compensation of the Company's former Chief Executive Officer, typical compensation practices for chief executive officers at peer group companies, supplemental market data for general industry and financial services companies, and Mr. Bond's experience and qualifications. Upon consideration of these factors, the Committee decided to set Mr. Bond's compensation at $700,000, which was similar to that of his predecessor, and, although the Committee could adjust his salary at any time, it determined to continue his salary at that level in each of 2012, 2013, 2014 and 2015. In January 2016, the Committee conducted its annual review of Mr. Bond's salary for 2016 as well as his bonus for 2015 and determined that, in light of the Company's performance in 2015 as discussed above, Mr. Bond's bonus should be decreased by 11% versus his 2014 bonus while keeping his salary unchanged.

              In February 2014, Mr. Bond received 20,000 RSUs and 20,000 PSUs (at Target). In February 2015, consistent with the grants made to other NEOs, Mr. Bond received LTIP awards of RSUs and PSUs with grant date values equal to the grant date values of his RSU and PSU awards in 2014 on a dollar basis, so that, given the year-over-year increase in the Company's stock price, the overall number of RSUs and PSUs he received decreased compared to the prior year. As a result, Mr. Bond was awarded 17,450 RSUs and 16,223 PSUs in February 2015. For 2016, the Company's lower stock price compared to the prior year resulted in a higher number of RSUs and PSUs granted to Mr. Bond, so that Mr. Bond received 19,475 RSUs and 19,859 PSUs in January 2016. As discussed under Potential Payments upon Termination or Change-in-Control later in this Proxy Statement, a portion of each of these awards was forfeited in connection with Mr. Bond's separation from the Company in February 2016.

              Mr. Mark J. DeCesaris was appointed as the Company's Chief Executive Officer in February 2016, replacing Mr. Bond. At that time, the Compensation Committee decided to maintain his compensation at the same levels as Mr. Bond's, with a salary of $700,000, which can be adjusted by the Committee at any time, a bonus opportunity of $1,700,000, and grants under the LTIP of 19,475 RSUs and 19,859 PSUs.

Other Compensation and Benefits

              Deferred Compensation Plans.    Payment of the shares underlying all LTIP awards may be deferred pursuant to the Company's Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. For awards of RSUs and PSUs to NEOs in 2015, none of the NEOs elected to defer receipt of the underlying shares through the Deferred Compensation Plan except for Mr. Zacharias, who made such deferral elections with regard to both his 2015 RSU and PSU awards.

              In light of its adoption of the LTIP in 2008, the Committee terminated further contributions by executives to the Company's 2005 Partnership Equity Unit Plan, or the 2005 PEP. For NEOs, all prior deferrals, if any, under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this Proxy Statement as the PEP Plans, are now maintained in the Company's Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants could elect specified payment dates for deferral amounts in the form of Rollover RSUs, as described below. The purpose of the PEP Plans was to align the interests of the Company's most highly-compensated officers with the interests of investors in the then-existing CPA® REIT Programs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee's view, the LTIP provides a strong alignment with the interests of the Company's stockholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests through the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These Rollover RSUs, like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years. Currently, of the NEOs, only Mr. Fox holds Rollover RSUs.

              Benefits and Perquisites.    The Company does not maintain any defined benefit pension plans. The Company does maintain a profit sharing and 401(k) plan, pursuant to which the Company contributed 10% of an employee's total cash compensation, up to legal limits, into the plan on their behalf during 2015, as well as the ESPP, under which eligible employees in 2015 could purchase Company stock at a discount of

10% off the market price of the Common Stock on the last day of the semi-annual purchase period. These plans are generally available to all employees. Certain perquisites are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

              The Company has from time to time entered into employment contracts when it has deemed it to be advantageous in order to attract or retain certain individuals. Of the NEOs, only Trevor P. Bond and Catherine D. Rice had such agreements in 2015, as described below. The current CEO, Mr. DeCesaris, does not have an employment agreement with the Company, and in light of the departures of Mr. Bond and Ms. Rice from the firm in early 2016, none of the current NEOs have employment agreements as of the date of this Proxy Statement.

              Agreements with Mr. Bond.    On March 1, 2012, the Company entered into an employment agreement with Trevor P. Bond, its then-Chief Executive Officer, with an initial term through March 31, 2015, which was replaced upon expiration by a new agreement that was entered into on January 15, 2015. In connection with his initial employment agreement, Mr. Bond had received an award of PSUs in respect of 42,000 shares of Common Stock (at Target level) and RSUs in respect of 28,000 such shares (the "Initial Grants"), which as previously reported were fully vested by 2015. Had the term of his initial agreement renewed automatically instead of being replaced by that new agreement, the Company would have been required to grant Mr. Bond renewal equity awards with a grant date value comparable to the Initial Grants. The term of this second employment agreement commenced on April 1, 2015, after the expiration on March 31, 2015 of his initial employment agreement, and was scheduled to continue through March 31, 2018.

              Under his second employment agreement, Mr. Bond's base salary was established at the rate then currently in effect, subject to change at the discretion of the Compensation Committee. He was also able to participate in the Company's annual incentive plans in accordance with the terms of such plans as administered by the Compensation Committee and was eligible for the employee benefit plans and programs generally made available to officers and employees of the Company. As an inducement for the Company to enter into the new employment agreement, Mr. Bond agreed to a series of restrictive covenants for the benefit of the Company similar to those under his initial agreement, including restrictions on his ability to solicit or hire key employees of the Company, to solicit certain business associates, or to engage in certain business transactions with trusts, funds, or collective investment vehicles affiliated with or sponsored by the Company. However, because Mr. Bond agreed to forego the renewal equity awards that would have been required had his initial employment agreement been renewed, the second employment agreement did not continue the covenant contained in his initial agreement that would have restricted Mr. Bond from competing with the Company following the termination of his employment, regardless of whether he were to engage in the post-termination solicitation of employees and business associates that continued to be precluded under the new employment agreement. Additionally, the period after his termination of employment during which Mr. Bond will be prohibited from soliciting business from Company-sponsored fund vehicles was reduced from three years under his initial agreement to the same two year post-termination restriction period applicable to the solicitation of business associates of the Company. Mr. Bond's second employment agreement also contained provisions for certain payments upon termination of his employment. For more information about those provisions, as well as the benefits that Mr. Bond actually received upon the termination of his employment in February 2016, see Potential Payments upon Termination or Change-in-Control later in this Proxy Statement.

              Agreement with Ms. Rice.    On November 13, 2012, the Company entered into an employment agreement with Catherine D. Rice. Pursuant to this employment agreement, Ms. Rice commenced employment with the Company on January 7, 2013, and she became the Company's Chief Financial Officer on March 1, 2013. As an incentive for Ms. Rice to enter into her employment agreement, she received an initial award of RSUs in respect of 15,000 shares of Common Stock in February 2013 (the "Initial Grant"). The employment agreement had an initial term through March 31, 2016, but was scheduled to automatically renew for an additional three-year period at the expiration of the term unless either party gave notice of non-renewal by January 15, 2016. If the term had renewed, the Company would have been required to make an additional equity-based award having a value comparable to the Initial Grant. The Company provided this notice of non-renewal prior to the January 15 deadline, and as such, this renewal grant was not made. As an inducement for the Company to enter into her employment agreement, Ms. Rice had agreed to a series of restrictive covenants for the benefit of the Company, including an 18-month post-termination non-competition provision as well as restrictions on Ms. Rice's ability to solicit or hire key employees of the Company, to solicit certain business associates, or to solicit business from Company-sponsored fund vehicles. Under her employment agreement, in the event of her involuntary termination without Cause or a voluntary termination of her employment with Good Reason, as defined in her agreement, Ms. Rice was entitled to receive certain severance benefits, which are described under Potential Payments upon Termination or Change-in-Control later in this Proxy Statement. Ms. Rice did not receive any severance benefits under the terms of her separation. Ms. Rice retained her then-outstanding LTIP awards, which will vest in accordance with their original terms. Those awards are also described in detail under Potential Payments upon Termination or Change-in-Control later in this Proxy Statement.

Stock Ownership Guidelines

              In January 2013, the Board of Directors adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the Directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for Directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable multiple is five times the cash annual retainer for Directors, six times annual base salary for the Chief Executive Officer, and three times annual base salary for the other NEOs. The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans are counted, excluding options to purchase Common Stock and unvested RSUs and PSUs. As of the date of the Proxy Statement, the five year phase-in period had not yet been reached for any of the individuals subject to these requirements.

Clawback Policy

              In March 2014, the Board approved a policy that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to Executive Officers and other key employees ("Covered Officers") where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Officer received an excess incentive as a result and that the Covered Officer engaged in ethical misbehavior. The Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but the Board may require the recoupment of up to the total amount of performance-based compensation, rather than the excess amount, for any Covered Officer who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation.

Anti-Hedging Policy

              The Company has adopted a policy that prohibits its employees and Directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.

Pledging Policy

              The Company has a policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times.

Risk Assessment

              The Compensation Committee, with the assistance of FPL Associates, annually performs an assessment of compensation related risks for all of the Company's compensation programs, as required by SEC rules. For 2015, the Committee determined that there were no elements of the Company's compensation programs that would be reasonably likely to have a material adverse impact on the Company.

Other Considerations

              Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers, other than its chief financial officer, each year. This limitation does not apply to "qualifying performance-based" compensation as defined in the Code. The 2009 Share Incentive Plan, as amended, provides for the grant of performance-based compensation that may be deductible without regard to the limit. However, there can be no assurance that any amounts paid under the Company's compensation programs will be deductible under Code section 162(m). Additionally, the Compensation Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the NEOs as the Committee may determine is in the best interest of the Company and its stockholders, and without regard to any limitation provided in Code section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

REPORT OF THE COMPENSATION COMMITTEE

              The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION COMMITTEE*
Robert E. Mittelstaedt, Jr., Chairman Benjamin H. Griswold, IV Axel K.A. Hansing Nick J.M. van Ommen Mary M. VanDeWeghe Reginald Winssinger
*
Although the membership of the Compensation Committee as of the date of this Proxy Statement, as reflected in the Board Committee Membership Roster shown herein, has changed, the members of the Compensation Committee listed here, who were members of that Committee for all of 2015, are the members who participated in the review, discussion, and recommendation actions noted in this Report.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Each of the Compensation Committee members whose names appear under the heading Report of the Compensation Committee above were Compensation Committee members during all of 2015. No member of the Compensation Committee during 2015 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's Executive Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2015.

 SUMMARY COMPENSATION TABLE

              All management functions of W. P. Carey are provided by employees of its wholly-owned subsidiary, CAM. All policy-making functions are carried out by Executive Officers of CAM, who generally hold the same titles as officers of W. P. Carey. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2015, 2014, and 2013. Our NEOs for 2015 are: our former Chief Executive Officer, or CEO, who was CEO for all of 2015; our current Chief Financial Officer, or CFO, who assumed that title on June 18, 2015; our CFO during 2015 prior to that date; and the three other most highly compensated Executive Officers at December 31, 2015 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total(4) ($)
Trevor P. Bond	2015	700,000	1,700,000	2,502,428	813,325	5,715,753
Former CEO	2014	700,000	1,909,000	2,734,500	291,985	5,635,485
	2013	700,000	1,909,000	2,520,892	270,396	5,400,288
Catherine D. Rice	2015	408,000	930,000	1,490,993	132,212	2,961,205
Former CFO	2014	400,000	1,095,178	1,629,215	104,607	3,229,000
	2013	384,616	995,000	1,682,050	79,284	3,140,950
Thomas E. Zacharias	2015	357,000	1,200,000	1,490,993	264,612	3,312,606
COO	2014	350,000	1,336,000	1,629,215	205,480	3,570,695
	2013	350,000	1,320,000	1,712,563	145,956	3,528,519
Mark M. Goldberg(5)	2015	476,625	930,000	1,490,993	123,583	3,021,201
President, Investment	2014	869,979	792,000	1,629,215	114,411	3,405,605
Management	2013	581,634	720,000	1,370,050	120,987	2,792,671
Jason E. Fox(6)	2015	360,984	795,427	0	1,634,389	2,790,800
President	2014	200,000	1,294,372	0	964,980	2,459,352
	2013	200,000	1,113,245	0	404,148	1,717,393
Hisham A. Kader(7)	2015	270,000	450,000	190,084	61,517	971,600
Current CFO	2014	270,000	350,000	185,965	50,727	856,692
	2013	265,000	250,000	169,470	54,894	739,364
(1)
The amounts in the Bonus column are paid early in the year following completion of the year shown, so that, for example, the amounts shown for 2015 represent bonuses paid in 2016 for performance in 2015.

(2)
Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2009 Share Incentive Plan. For details of the individual grants of RSUs and PSUs during 2015, please see the 2015 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 14 to the consolidated financial statements included in the 2015 Form 10-K, disregarding estimates of forfeitures. The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the PSUs would be: for 2015, $3,477,887 for Mr. Bond and $2,072,197 for each of Ms. Rice, Mr. Zacharias, and Mr. Goldberg; for 2014, $3,618,000 for Mr. Bond and $2,155,604 for each of Ms. Rice, Mr. Zacharias, and Mr. Goldberg; and for 2013, $3,118,248 for Mr. Bond, $1,694,700 for Ms. Rice, $2,118,375 for Mr. Zacharias, and $1,694,700 for Mr. Goldberg; however, the PSUs granted in 2013 were actually paid out at 195% of the Target payment level in February 2016. Amounts for 2014 and 2013 for Mr. Bond, Ms. Rice, Mr. Zacharias, and Mr. Goldberg have been adjusted downward to conform to the actual grant date values for those years.

(3)
The All Other Compensation column includes the following amounts for 2015: compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan (totaling $29,151 for each NEO, which includes additional profit-sharing allocations relating to unvested amounts forfeited by other participants in the plan); additional cash amounts received by all employees due to an additional pay period during the year (Mr. Bond, $26,923; Ms. Rice, $15,448; Mr. Zacharias, $13,515; Mr. Goldberg, $11,585; Mr. Fox, $15,385; and Mr. Kader, $10,385); and cash dividend equivalents paid on unvested RSUs ($757,251 for Mr. Bond, $87,613 for Ms. Rice, $221,946 for Mr. Zacharias, $82,847 for

  Mr. Goldberg, $1,589,854 for Mr. Fox, and $21,891 for Mr. Kader), which includes vested RSUs for which payment of the underlying shares has been deferred at the election of the NEO, as described under 2015 Nonqualified Deferred Compensation later in this Proxy Statement. These amounts do not reflect cash dividend equivalents paid on Director RSUs received by Mr. Bond as compensation for his service as an Independent Director in 2009 and 2010 prior to his appointment as Interim Chief Executive Officer in July 2010, which were reflected in the Director Compensation Tables for those years.

(4)
Amounts shown for 2014 and 2013 for Mr. Bond, Ms. Rice, Mr. Zacharias, and Mr. Goldberg have been adjusted to reflect the changes made in their Stock Awards for those years noted above.

(5)
Salary for Mr. Goldberg includes his annual salary of $300,000 in each of 2013 and 2014 and his annual salary of $306,000 in 2015, with the remainder reflecting commissions with regard to sales of shares of the Managed Programs through their respective public offerings, for which Carey Financial — of which Mr. Goldberg served as President until March 2015 — serves as the dealer-manager.

(6)
In connection with his promotion to Head of Global Investments in April 2015, Mr. Fox's annual salary was increased to $400,000. Amounts in the Bonus column are investment pool bonuses paid to members of the Company's Investments Department in connection with acquisitions of properties and other investments, rather than annual cash incentive bonuses.

(7)
The bonus amount shown for Mr. Kader in 2015 reflects his promotion to CFO during the year. The bonus amount shown for him in 2014 includes his $275,000 annual cash incentive bonus plus his portion of a special cash bonus pool that was paid to him and certain other employees in connection with the implementation of a new software system for use in the Company's accounting, tax, and financial reporting functions, which for Mr. Kader totaled $75,000.

 2015 GRANTS OF PLAN-BASED AWARDS

              The following table provides information on PSUs and RSUs granted to our NEOs, if any, in 2015.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(2) (#)
						Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Trevor P. Bond	2/12/15	8,112	16,223	48,669		1,255,451
	2/12/15				17,450	1,246,977
Catherine D. Rice	2/12/15	4,833	9,666	28,998		748,024
	2/12/15				10,397	742,970
Thomas E. Zacharias	2/12/15	4,833	9,666	28,998		748,024
	2/12/15				10,397	742,970
Mark M. Goldberg	2/12/15	4,833	9,666	28,998		748,024
	2/12/15				10,397	742,970
Jason E. Fox	—	—	—	—	—	—
Hisham A. Kader	2/12/15	—	—	—	2,660	190,084
(1)
Reflects awards of PSUs under the 2009 Share Incentive Plan. The underlying shares of Common Stock may be paid out in 2018, after the end of a three-year performance cycle (2015-2017), depending on the achievement of specified criteria, as described under Compensation Discussion and Analysis herein. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.

(2)
Reflects awards of RSUs under the 2009 Share Incentive Plan, which are scheduled to vest in three equal installments annually commencing on February 15, 2016. Dividend equivalents on RSUs are paid in cash concurrently with the payment of dividends on the underlying shares of Common Stock, contingent upon the individual's continued employment.

(3)
The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. See the amounts under Stock Awards for 2015 in the Summary Compensation Table above. For additional information on the valuation assumptions, please refer to Note 14 to the consolidated financial statements included in the 2015 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

              The following table sets forth certain information with regard to all unexercised options and all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2015.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Trevor P. Bond	02/04/13						6,133	361,847	35,880	2,116,920
	02/06/14						13,333	786,647	40,000	2,360,000
	02/12/15						17,450	1,029,550	8,112	478,608
Catherine D. Rice	02/04/13								19,500	1,150,500
	02/15/13						5,000	295,000
	02/06/14						7,945	468,755	23,832	1,406,088
	02/12/15						10,397	613,423	4,833	285,147
Thomas E. Zacharias	03/10/06	35,000	0	0	26.00	03/10/16
	06/30/06	2,613	0	0	25.32	06/30/16
	12/31/06	449	0	0	30.07	12/31/16
	06/30/07	5,185	1,297	0	31.45	06/30/17
	12/31/07	1,138	285	0	33.20	12/31/17
	02/04/13						4,167	245,853	24,375	1,438,125
	02/06/14						7,945	468,755	23,832	1,406,088
	02/12/15						10,397	613,423	4,833	285,147
Mark M. Goldberg	02/04/13						3,334	196,706	19,500	1,150,500
	02/06/14						7,945	468,755	23,832	1,406,088
	02/12/15						10,397	613,423	4,833	285,147
Jason E. Fox	05/15/06	10,000	0	0	26.99	05/15/16
	06/30/06	1,026	0	0	25.32	06/30/16
	12/31/06	164	0	0	30.07	12/31/16
	02/15/07	50,000	0	0	33.66	02/15/17
	06/30/07	3,283	821	0	31.45	06/30/17
	12/31/07	3,365	842	0	33.20	12/31/17
Hisham A. Kader	02/04/13						1,000	59,000
	02/06/14						2,057	121,363
	02/12/15						2,660	156,940
(1)
The option, PSU, and RSU awards listed above are scheduled to vest over the following periods:

Option Awards:

  •
  Grants dated 3/10/06, 5/15/06, and 2/15/07 vested in equal annual installments over four years on the anniversary of the grant date.

  •
  Grants dated 6/30 or 12/30 in any year represent options awarded in connection with the PEP Plans that are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date, which we refer to in this Proxy Statement as PEP Options.

Stock Awards:

  •
  RSU grants dated 2/4/13 and 2/15/13 vested in three equal annual installments commencing on February 15, 2014.

  •
  PSU grants dated 2/4/13 are shown under Equity Incentive Plan Awards columns and reflect 195% of the Target amount of PSUs, which were paid out at that level in 2016 after the end of the applicable three-year performance cycle (2013-2015) based upon the achievement of the specified performance criteria.

  •
  RSU grants dated 2/6/14 are scheduled to vest in three annual installments commencing on February 15, 2015.

  •
  PSU grants dated 2/6/14 are shown under Equity Incentive Plan Awards columns and reflect 200% of the Target amount of PSUs, which may be paid out in 2017 after the end of the applicable three-year performance cycle (2014-2016) if specified performance criteria are met.

  •
  RSU grants dated 2/12/15 are scheduled to vest in three annual installments commencing on February 15, 2016.

  •
  PSU grants dated 2/12/15 are shown under Equity Incentive Plan Awards columns and reflect 50% of the Target amount of PSUs, which may be paid out in 2018 after the end of the applicable three-year performance cycle (2015-2017) if specified performance criteria are met.

                  For information on the effect of a termination of employment or a change in control of the Company on these awards, see Potential Payments upon Termination or Change-in-Control below.

              All market values are based on the $59.00 closing price per share of the Common Stock on December 31, 2015.

2015 OPTION EXERCISES AND STOCK VESTED

              The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSUs and/or PSUs, as applicable, during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Trevor P. Bond	0	0	195,898	13,876,849
Catherine D. Rice	0	0	8,971	635,326
Thomas E. Zacharias	69,506	2,555,610(2)	46,993	3,328,738
Mark M. Goldberg	0	0	38,391	2,719,406
Jason E. Fox	4,406	150,114(2)	176,732	12,519,295
Hisham A. Kader	0	0	2,861	202,616
(1)
For Mr. Bond, includes the underlying shares received on February 15, 2015 upon the vesting of the first tranche of the RSUs granted to him under the LTIP in 2014, the second tranche of the RSUs granted to him under the LTIP in 2013, and the third and final tranches of the RSUs granted to him under the LTIP and his employment agreement in 2012, plus the actual shares earned underlying the PSUs awarded to him under the LTIP in 2012 and pursuant to the terms of his initial employment agreement (which was entered into in March 2012), which PSU shares were all payable in 2015 after the end of their three-year (2012-2014) performance cycle, as well as the related Dividend Equivalent Shares. For Ms. Rice, includes the underlying shares received on February 15, 2015 upon the vesting of the first tranche of the RSUs granted to her under the LTIP in 2014 and the second tranche of the RSUs received pursuant to her employment agreement in 2013. For each of Mr. Zacharias, Mr. Goldberg, and Mr. Kader, includes the underlying shares received on February 15, 2015 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2014, the second tranche of the RSUs granted under the LTIP in 2013, and the third and final tranche of the RSUs granted under the LTIP in 2012, plus, for Messrs. Zacharias and Goldberg, the actual shares earned underlying the PSUs awarded in 2012, which PSU shares were payable in 2015 after the end of their three-year (2012-2014) performance cycle, as well as the related Dividend Equivalent Shares. For Mr. Fox, includes the actual shares earned underlying 60,000 PSUs awarded to him in 2012 pursuant to his employment agreement (which was entered into in March 2011 and expired pursuant to its terms in March 2015), payable in 2015 after the end of their three-year (2012-2014) performance cycle, plus the satisfaction of special performance criteria for 5,000 of those PSUs during 2014, as well as the related Dividend Equivalent Shares regarding 30,000 of those PSUs commencing in each of 2013 and 2014, and the fourth and final tranche of the 80,000 RSUs awarded to him in 2011, which vested 25% per year from 2012-2015, all pursuant to the terms of his employment agreement. The Value Realized on Vesting is equal to the product of the total RSUs vested and $70.82, which was the closing price of the Common Stock on February 15, 2015, the payment date for these RSU shares, for all NEOs and the product of the shares actually earned underlying the PSUs with a 2012-2014 performance cycle, plus the related Dividend Equivalent Shares, and $70.84, which was the closing price of the Common Stock on February 18, 2015, the payment date for these PSU shares, for all NEOs except Ms. Rice and Mr. Kader, who did not have any such PSUs. Of these amounts, the payment of certain shares was deferred at the election of the executive, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: for Mr. Bond, a total of 183,099 shares were deferred until his separation from service; for Mr. Zacharias, a total of 23,128 shares were deferred, with 11,562 deferred until February 15, 2016 and 11,562 deferred until February 15, 2017; and for Mr. Fox, a total of 156,732 shares were deferred until February 15, 2017. See 2015 Nonqualified Deferred Compensation below.

(2)
In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($29.28 with regard to 3,974 options, $25.36 with regard to 532 options, and $26.00 with regard to 65,000 options for Mr. Zacharias; and $35.35 with regard to 2,000 options, $29.28 with regard to 1,536 options, and $25.36 with regard to 870 options for Mr. Fox) from the fair market value of the underlying Common Stock, as determined under the 1997 Share Incentive Plan, on the dates of exercise ($73.00 on January 22, 2015 with regard to 3,974 shares, $64.49 on November 3, 2015 with regard to both 532 shares and 25,000 of the shares underlying the 65,000 options included in the total, and $60.97 on December 17, 2015 with regard to the remaining 40,000 shares underlying those 65,000 options for Mr. Zacharias; and $72.13 on February 5, 2015 with regard to 2,000 shares, $59.63 on June 25, 2015 with regard to 1,536 shares, and $59.77 on December 8, 2015 with regard to 870 shares for Mr. Fox), multiplied by the related number of shares. However, of these amounts, Mr. Zacharias elected to have the Company withhold 2,632 shares, 391 shares, and 48,274 shares, respectively, and Mr. Fox elected to have the Company withhold 1,402 shares, 1,192 shares, and 650 shares, respectively, to cover the total exercise prices and taxes required to be withheld at the times of the exercises, pursuant to the terms of the related plan.

PENSION BENEFITS

              W. P. Carey does not maintain a qualified defined benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2015.

 2015 NONQUALIFIED DEFERRED COMPENSATION

              The following table shows the aggregate contributions, earnings, and withdrawals in 2015 for the NEOs under our Deferred Compensation Plan. The Deferred Compensation Plan includes awards formerly granted under the PEP Plans that were converted to Rollover RSUs on June 15, 2009 and are held in the Deferred Compensation Plan. The table below reflects ongoing deferrals of Rollover RSUs for Mr. Fox. The Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The amounts shown in the table below reflect such deferrals for Messrs. Bond, Zacharias, and Fox. In addition, Director RSUs were immediately vested, but receipt of the underlying shares of Common Stock was required by the terms of the Director Plan to be deferred until the Director completes his or her service on the Board, and accordingly, the table below reflects such required deferral regarding the Director RSUs held by Mr. Bond, which were granted at various times during his service as an Independent Director prior to his appointment as Interim Chief Executive Officer on July 6, 2010.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Trevor P. Bond	10,802,841	785,656	(785,656)	12,388,997
Catherine D. Rice	0	0	0	0
Thomas E. Zacharias	1,364,552	156,306	(1,170,023)	2,209,019
Mark M. Goldberg	0	0	0	0
Jason E. Fox	9,247,188	1,738,768	(1,738,768)	26,915,210
Hisham A. Kader	0	0	0	0
(1)
The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2015, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $59.00, the closing price per share of the underlying Common Stock on December 31, 2015.

(2)
The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs) during 2015.

(3)
The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), during 2015. The amounts shown also reflect the payout of 14,314 shares underlying a portion of the RSUs granted to Mr. Zacharias in 2011, which occurred on February 15, 2015, the date he had selected as the payment date when the deferral election was made, multiplied by $70.82, the closing price per share of the Common Stock on the payment date.

(4)
The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), and $59.00, the closing price per share of the underlying Common Stock on December 31, 2015.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

              None of the NEOs as of December 31, 2015 had an employment, severance, or change-in-control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit, except for Trevor P. Bond and Catherine D. Rice.

              As discussed under Compensation Discussion and Analysis earlier in this Proxy Statement, the Company and Mr. Bond entered into a new employment agreement on January 15, 2015, which replaced his initial agreement. Like his initial agreement, Mr. Bond's second agreement provided for benefits payable to Mr. Bond in the event of certain terminations of his employment. Specifically, Mr. Bond would receive severance benefits for a period of two years following a termination by the Company without Causeor a termination by Mr. Bond for Good Reason, each as defined in his employment agreement. Mr. Bond's employment terminated by mutual agreement on February 10, 2016, and as a result, his severance benefit pursuant to the terms of his employment agreement, which is equal to 1/26th of his annual base salary and 1/26th of the average of his last three annual bonuses, will be paid as follows: $1,183,560 on August 11, 2016, which is six months after his separation date as required by applicable regulations, and $3,945,200 in 40 bi-weekly installments through February 23, 2018. In addition, in the agreement that was entered into in connection with his separation from the Company on February 10, 2016, the Company agreed to allow the tranches of the RSU awards received by him in 2013, 2014, and 2015 that were scheduled to vest five days later, on February 15, 2016, totaling 18,617 RSUs, to vest on that date, rather than allowing them to lapse along with all his other then-outstanding RSUs, pursuant to their terms on his separation date, as well as to pay Mr. Bond the bonus that he earned for 2015, totaling $1,700,000, on February 24, 2016, the regular bonus payment date, and up to $25,000 in legal fees incurred by him in connection with his separation, which actually totaled $22,500. Mr. Bond must comply with each of the restrictive covenants that he had agreed to in his second employment agreement in order to continue to receive his severance benefits. For more information on the nature of these restrictive covenants, see Compensation Discussion and Analysis — Employment Agreements herein. For purposes of his outstanding PSU awards, Mr. Bond's departure was considered to be an involuntary termination, and as a result he will receive a pro-rated portion of any eventual payout of such awards through the date of his separation pursuant to the terms of those PSU awards.

              The employment agreement that the Company had entered into with Ms. Rice also provided for certain severance benefits to be payable to her in the event of the termination of her employment, including that any unvested portion of her Initial Grant would vest upon a termination by the Company without Cause, a termination by Ms. Rice for Good Reason, or a termination within 12 months following a Change in Control of the Company, each as defined in her agreement. Under the terms of her separation, Ms. Rice did not receive any severance benefits. Ms. Rice retained all of her RSUs and PSUs that were outstanding and unvested as of that date, which will continue to vest pursuant to their terms as though her employment had continued through their respective vesting dates, as follows: the remaining 5,000 RSUs from her Initial Grant, 7,942 RSUs remaining from the LTIP grant she received in 2014, 10,397 RSUs from the LTIP grant she received in 2015, and 11,774 RSUs from the LTIP grant she received in 2016; and 11,916 PSUs she received in 2014, 9,666 PSUs she received in 2015, and 12,005 PSUs she received in 2016, all shown at Target levels, although, as with all PSU awards, these PSUs may pay out anywhere from zero to 300 percent of such Target amounts based on the Company's level of achievement with respect to the related performance targets, and Ms. Rice would have been entitled to receive a pro-rata portion of these PSU awards through her termination date pursuant to their terms in any event. The Company also agreed to pay Ms. Rice a cash incentive bonus for 2015, totaling $930,000, which she received on February 24, 2016, the regular bonus payment date. Ms. Rice must comply with each of the restrictive covenants that she agreed to in her employment agreement in order to continue to receive these benefits. For more information on the nature of these restrictive covenants, see Compensation Discussion and Analysis — Employment Agreements herein.

              The Company does not have any tax gross-up commitment under either Mr. Bond's or Ms. Rice's employment agreements, or under equity award agreements issued to the NEOs, in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

              The following table sets forth the amounts each NEO as of December 31, 2015 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 31, 2015 and that the value of the Common Stock was $59.00 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below. As required by SEC rules, the table reflects the provisions of the employment agreements for Mr. Bond and Ms. Rice, each of which were in effect on December 31, 2015, and not any amounts actually paid to them upon the termination of their employment in February 2016, which are described above.

Named Executive Officer	Death/Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(5)	Retirement
Trevor P. Bond
Severance(1)	$0	$0	$5,128,667	$5,128,667	$0
RSUs(2)	2,178,044	0	2,178,044	2,178,044	0
PSUs(3)	3,222,757	0	3,222,757	9,668,271	3,222,757

Total	$5,400,801	$0	$10,529,468	$16,974,982	$3,222,757
Catherine D. Rice
Severance(1)	$0	$0	$2,498,178	$4,996,356	$0
RSUs(2)	1,377,178	0	1,377,178	1,377,178	0
PSUs(3)	1,863,338	0	1,863,338	5,590,014	1,863,338

Total	$3,240,516	$0	$5,738,694	$11,963,548	$1,863,338
Thomas E. Zacharias
Options(4)	$43,085	$0	$0	$43,085	$0
RSUs(2)	1,328,031	0	0	1,328,031	0
PSUs(3)	2,010,838	0	2,010,838	6,032,514	2,010,838

Total	$3,381,954	$0	$2,010,838	$7,403,630	$2,010,838
Mark M. Goldberg
RSUs(2)	$1,278,884	$0	$0	$1,278,884	$0
PSUs(3)	1,863,338	0	1,863,338	5,590,014	1,863,338

Total	$3,142,222	$0	$1,863,338	$6,868,898	$1,863,338
Jason E. Fox
Options(4)	$44,342	$0	$0	$44,342	$0

Total	$44,342	$0	$0	$44,342	$0
Hisham A. Kader
RSUs(2)	$337,303	$0	$0	$337,303	$0

Total	$337,303	$0	$0	$337,303	$0
(1)
Represents severance that would have been paid pursuant to the terms of employment agreements with Mr. Bond and Ms. Rice, which remained in effect on December 31, 2015, upon the hypothetical termination of their employment by the Company on that date without Cause or by the executive for Good Reason, as described in their respective employment agreements, which is reflected under Involuntary Dismissal in the table, and, in the case of Ms. Rice, upon the occurrence of a Change-in-Control of the Company.

(2)
The 2009 Share Incentive Plan generally provides that unvested RSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP Units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees' elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55, subject in certain cases to a six month delay under Section 409A of the Code. Mr. Fox is the only NEO that had Rollover RSUs outstanding as of December 31, 2015. The terms of Ms. Rice's employment agreement provided that any unvested portion of the RSUs within her Initial Grants would become vested upon the termination of her employment by the Company without "Cause" or by the executive for "Good Reason," as defined in her employment agreement, which is reflected in the table above. The treatment of the RSUs held by Mr. Bond and Ms. Rice upon the actual termination of their employment in February 2016 is described in the text that precedes this table.

(3)
The 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. The treatment of Ms. Rice's outstanding PSU awards upon the actual termination of her employment in February 2016 is described in the text that precedes this table.

(4)
Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or, at the Compensation Committee's discretion, the options may be exercised in full) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination and optionees have a 30-day period from termination to exercise vested options. However, PEP Options granted under the 1997 Share Incentive Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company. In June 2014, the Company amended the terms of the PEP Options so that, upon the death of an optionee, their PEP Options become immediately exercisable by their estate.

(5)
The terms of the Company's outstanding equity awards at December 31, 2015 provide that, in the event of a change in control of the Company, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount. In June 2013, the Company amended the 2009 Share Incentive Plan so that, for all awards of PSUs made after that date under that Plan, the awards will vest only if the recipient's employment is terminated following a Change in Control of the Company, as defined in the Plan. In March 2015, the Company further amended the 2009 Share Incentive Plan so that, for all future awards of PSUs made under that plan after that date, the payment will be prorated through the date of the Change in Control of the Company.

REPORT OF THE AUDIT COMMITTEE

              The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

              The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2015 audited financial statements and management's report of internal controls over financial reporting.

              The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held eight regularly scheduled meetings during 2015.

              Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

              The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.

              The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2015 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:*
Charles E. Parente, Chairman Nathaniel S. Coolidge Richard C. Marston Nick J.M. van Ommen Mary M. VanDeWeghe Karsten von Köller
*
Although the membership of the Audit Committee as of the date of this Proxy Statement, as reflected in the Board Committee Membership Roster shown herein, has changed, the members of the Audit Committee listed here, who were members of that Committee for all of 2015, are the members who participated in the actions described in this Report.

Financial Expert

              The Board has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2015 and 2014

              The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2015 and 2014 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2015	2014
Audit Fees(1)	$2,727,062	$2,923,849
Audit-Related Fees(2)	1,031,147	345,317
Tax Fees(3)	2,597,775	1,495,625
All other Fees(4)	0	0

Total Fees	$6,355,984	$4,764,791
(1)
Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2015 and 2014 financial statements included in the Company's Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2015 and 2014, and other audit services including certain statutory audits. For 2014, this category also includes fees related to the CPA®:16 Merger, which was completed in January 2014.

(2)
Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2015 and 2014 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents. For 2015, this category also includes audit services in connection with the Company's evaluation of various potential transactions as part of an internal strategic review.

(3)
Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $1,311,928 and $794,553 for tax compliance services during 2015 and 2014, respectively, and

  $1,285,847 and $701,072 for tax consultation in connection with transactions during 2015 and 2014, respectively.

(4)
All Other Fees: No other services were provided by PricewaterhouseCoopers LLP in either 2015 or 2014.

Pre-Approval Policies

              The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2015 and 2014 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

              The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in Stockholder Proposals and Other Communications below.

              Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee's qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics, and time to make a significant contribution to the Board, W. P. Carey, and its stockholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

              The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Nominating and Corporate Governance Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

Retirement Age Policy

              At its regular meeting in March 2016, the Board revised its policy with regard to the retirement of directors. Under this revised policy, Directors who were over 70 years of age at the time of the amendment — namely, Messrs. Coolidge, Griswold, Hansing, Marston, Mittelstaedt, Parente, von Köller, and Winssinger — must retire from the Board at the date of the annual meeting of stockholders after having attained the age of 78, so that any such Director who is 77 at an annual meeting may stand for re-election to the Board at that meeting. The amended policy also provides that Directors who were under the age of 70 at that time — namely, Ms. Hoysradt, Mr. VanOmmen, and Ms. VanDeWeghe — must retire from the Board at the date of the annual meeting of stockholders after having attained the age of 76, so that a Director who is 75 at an annual meeting date may stand for re-election to the Board at that meeting. Previously, the Retirement Age Policy had stated that all Directors must retire from the Board at the date of the annual meeting of stockholders after having attained the age of 77, so that a Director who is 76 at any annual meeting date could stand for re-election to the Board at that meeting. Under the prior Retirement Age Policy, Director Nathaniel S. Coolidge was scheduled to retire effective as of the Annual Meeting. However, under the revised Retirement Age Policy, Mr. Coolidge may now remain on the Board through the 2017 Annual Meeting.

              The Board determined to revise its Retirement Age Policy because it believed that, in light of the recent changes in the Company's executive management, continuity at the Board level would be beneficial to the Company's current senior management team. The Board also felt that extending the retirement age of the Directors scheduled to retire in the near-term and shortening the retirement age of the remaining Directors would result in more appropriate timing of scheduled retirements and assist the Board in its succession planning.

Board Governance Matters

              In January 2015, the Board resolved to opt out of the provision of the Maryland Unsolicited Takeover Act that, absent such resolution, would have permitted the Board to unilaterally divide itself into classes without stockholder approval (commonly referred to as a "classified board"). Although the Company does not currently have a classified board, by opting out of this provision the Board cannot create a classified board in the future without stockholder approval.

              In January 2016, the Board amended the Bylaws to change the voting standard for the election of directors in uncontested elections, from a plurality voting standard to a majority voting standard, effective immediately. Under this new voting standard, each nominee is elected by a majority of the total votes cast with respect to such nominee by the stockholders present, in person or by proxy, at the meeting. However, a plurality voting standard will continue to apply if the number of nominees for election to the Board exceeds the number of Directors to be elected at that meeting and in certain other contested elections. As a result, this majority voting standard will apply to the election of Directors at the Annual Meeting.

              In order to aid with the implementation of this new majority voting standard, the Board simultaneously updated the Company's Corporate Governance Guidelines to require incumbent director nominees that do not receive a majority of the votes cast in uncontested elections to submit an offer of resignation in writing to the Board promptly after the certification of the election results. In such instances, the Nominating and Corporate Governance Committee of the Board will review and make a recommendation to the Board as to whether such resignation should be accepted or rejected within 90 days of the certification of the election results. The Company would then publicly disclose the Board's determination regarding any such tendered resignation and the rationale behind its decision in a Current Report on Form 8-K filed with the SEC. The Corporate Governance Guidelines, which are further described under Director Independence below, can be found in the "Investor Relations" section of the W. P. Carey website, www.wpcarey.com.

Stockholder Proposals and Other Communications

              Stockholder Proposals.    The date by which stockholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to the 2017 Annual Meeting is January 4, 2017, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.

              In order for proposals submitted outside of Rule 14a-8 to be considered at the 2017 Annual Meeting, stockholder proposals, including stockholder nominations for Director, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company. In order to be timely, a stockholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2017 Annual Meeting must be received by W. P. Carey not earlier than December 5, 2016 and not later than January 4, 2017. However, in the event that the date of the 2017 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2017 Annual Meeting.

              A copy of the Bylaws is available upon request. Such requests and any stockholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a stockholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A stockholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

              Communication with the Board.    Stockholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

              As part of the Company's corporate governance practices, the Board has adopted Corporate Governance Guidelines, which among other things establish rules regarding the independence of directors. We refer to our Corporate Governance Guidelines in this Proxy Statement as the Guidelines. The Guidelines, which meet or exceed the Listing Standards of the Exchange, include the Company's definition of Independent Director. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2016. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey Inc. and its subsidiaries and affiliates, including those reported under Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between each Director and nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

              The Exchange also requires that the Board of Directors determine whether a Director is "independent" for purposes of the Exchange's Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.

              As a result, the Board has affirmatively determined that Directors Coolidge, Griswold, Hansing, Hoysradt, Marston, Mittelstaedt, Parente, van Ommen, VanDeWeghe, von Köller, and Winssinger are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, SEC rules, and the Exchange's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. DeCesaris is considered to be an affiliated Director because of his current employment as an Executive Officer of W. P. Carey.

Code of Ethics

              The Board has also adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics. The Code of Ethics sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers, and Directors. The Code of Ethics is available on the Company's website, www.wpcarey.com, in the "Investor Relations" section. W. P. Carey also intends to post amendments to or waivers from the Code of Ethics, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website.

Certain Relationships and Related Transactions

              Certain Legal Proceedings.    On March 18, 2008, the Commission filed a civil action against Mr. John J. Park, one of our current Executive Officers, in the United States District Court for the Southern District of New York, in connection with certain actions taken in his capacity as the Chief Financial Officer of our predecessor, W. P. Carey & Co. LLC. Without admitting or denying the allegations in the complaint, Mr. Park resolved the action by consenting to the entry of a judgment permanently enjoining him from violating various provisions of the federal securities laws. In addition, Mr. Park paid a civil penalty and was precluded from acting as an officer or director of a public company for a period of five years. Final judgment was entered by the court on March 19, 2008.

              Policies and Procedures with Respect to Related Party Transactions.    The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey must take all reasonable steps to detect, prevent, and eliminate such conflicts:

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  Working in any capacity — including service on a board of directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

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  Competing with the Company for the purchase, sale or financing of property, services or other interests.

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  Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

              Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code of Ethics. The Chief Ethics Officer of the Company or, in his or her absence, the Company's Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

              Transactions with Managed Programs.    Through wholly-owned subsidiaries, W. P. Carey earns revenue as the advisor to the Managed Programs. The Company has also entered into certain transactions with the Managed Programs, such as the CPA®:16 Merger. For more information regarding these transactions and the fees received by the Company from the Managed Programs, see Notes 3 and 4 to the consolidated financial statements in the 2015 Form 10-K.

              Reginald H. Winssinger Family Investments.    Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company's investments in France, which were consummated in 2001. These ownership interests are subject to substantially the same terms as all other ownership interests in the investment.

VIEW MATERIALS & VOTE w SCAN TO W. P. CAREY INC. 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: INVESTOR RELATIONS VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E10716-P78965 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. W. P. CAREY INC. The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1: 1. Election of the Director Nominees to serve until the 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify: Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! Yes ! ! ! ! ! ! ! ! ! ! No ! ! ! ! ! ! ! ! ! 1a. Nathaniel S. Coolidge For Against Abstain ! ! ! ! ! ! ! ! ! 1b. Mark J. DeCesaris 1j. Nick J.M. van Ommen 1c. Benjamin H. Griswold, IV 1k. Dr. Karsten von Köller 1d. Axel K.A. Hansing 1l. Reginald Winssinger The Board of Directors recommends that you vote FOR the following proposals: 1e. Jean Hoysradt ! ! ! ! ! ! 2. To Approve the Advisory Resolution on Executive Compensation. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2016. 1f. Dr. Richard C. Marston 3. 1g. Robert E. Mittelstaedt, Jr. 1h. Charles E. Parente NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof. 1i. Mary M. VanDeWeghe Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E10717-P78965 W. P. CAREY INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 16, 2016 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Thomas E. Zacharias and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the Stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2016 Annual Meeting of Stockholders of W. P. Carey Inc. to be held at the offices of DLA Piper LLP, 1251 Avenue of the Americas, 27th Floor, New York, NY on Thursday, June 16, 2016 at 1:30 p.m., and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2016 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2016 Annual Meeting and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side